Exhibit 10.1

CREDIT AGREEMENT

dated as of

June 14, 2011

among

SYMBION HOLDINGS CORPORATION,
as Holdings

SYMBION, INC.,
as the Borrower

The Lenders Party Hereto from Time to Time

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as Collateral Agent,

MORGAN STANLEY BANK, N.A.,
as Swingline Lender and Issuing Bank

and

BARCLAYS CAPITAL and
JEFFERIES FINANCE LLC,
as Co-Syndication Agents

MORGAN STANLEY SENIOR FUNDING, INC.,
BARCLAYS CAPITAL and
JEFFERIES FINANCE LLC,
as Joint Lead Arrangers and Joint Lead Bookrunners

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005

SCHEDULES:

Schedule 1.01(c)	— Specified Subsidiaries
Schedule 2.01	— Revolving Commitments
Schedule 3.03	— No Conflicts
Schedule 3.05	— Real Property
Schedule 3.06	— Litigation
Schedule 3.12	— Subsidiaries
Schedule 5.01	— Website Address
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.04	— Existing Investments
Schedule 6.05	— Sales, Transfers and Dispositions
Schedule 6.08	— Outstanding Warrants
Schedule 6.09	— Existing Transactions with Affiliates
Schedule 6.10	— Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Davis Polk & Wardwell
Exhibit B-2	—	Form of Opinion of Waller Lansden Dortch & Davis, LLP
Exhibit C	—	Form of Collateral Agreement
Exhibit D	—	Form of Perfection Certificate
Exhibit E	—	Form of Borrowing Request
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	Form of Note
Exhibit H	—	Form of Intercreditor Agreement
Exhibit I-1-4	—	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT dated as of June 14, 2011, among SYMBION, INC., a Delaware corporation (the “Borrower”), SYMBION HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), the LENDERS party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent, MORGAN STANLEY BANK, N.A., as Swingline Lender and Issuing Bank, MORGAN STANLEY SENIOR FUNDING, INC., BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, and JEFFERIES FINANCE LLC, as lead arrangers and joint bookrunners, and BARCLAYS CAPITAL and JEFFERIES FINANCE LLC, as Co-Syndication Agents.

The Borrower has requested that the Lenders extend credit in the form of Revolving Loans, Swingline Loans and Letters of Credit at any time and from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding not to exceed $50,000,000.

The Lenders are willing to extend such credit to the Borrower, and each Issuing Bank is willing to issue Letters of Credit for the account of the Borrower and its Subsidiaries, on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                                    Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning set forth in Section 2.20.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agent Affiliates” has the meaning set forth in Section 8.01.

“Agents” means the Administrative Agent, the Collateral Agent and each Syndication Agent.

“Agreement” means this Credit Agreement, as the same may be renewed, extended, modified, supplemented or amended from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus

1/2 of 1% and (c) the LIBO Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur thereafter.

“Applicable Rate” means, for any day with respect to (a) any ABR Borrowing, 3.50% per annum, (b) any Eurodollar Borrowing, 4.50% per annum, and (c) the commitment fees payable hereunder in respect of the Revolving Commitments, 0.50% per annum.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written contractual obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material.

“Approved Electronic Platform” has the meaning set forth in Section 8.01.

“Approved Fund” has the meaning set forth in Section 9.04(b).

“Arrangers” means Morgan Stanley Senior Funding, Inc., Barclays Capital, the investment banking division of Barclays Bank PLC, and Jefferies Finance LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04) and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means, at any time with respect to any proposed usage thereof, the sum:

(a)                                  50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from July 1, 2011 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)                                 100% of the aggregate Qualified Proceeds received by the Borrower following the Effective Date as a contribution to its equity capital (other than Disqualified Equity Interests) or from the issue or sale of Equity Interests of Holdings (other than Disqualified Equity Interests, Excluded Contributions, Cure Amounts, and Equity Interests (or Disqualified Equity Interests or debt securities) sold to a Subsidiary Holdings) or from the issue or sale of convertible or exchangeable Disqualified Equity Interests or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Equity Interests or debt securities) sold to a Subsidiary of Holdings); plus

(c)                                  an amount equal to the net reduction in any Investment made using the Available Amount by the Borrower and its Restricted Subsidiaries resulting from (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of such Investment that was made after the Effective Date and (B) repurchases, redemptions and repayments of such Investment and the receipt of any dividends or distributions from such Investments; plus

(d)                                 to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the Effective Date is redesignated as a Restricted Subsidiary after the Effective Date, an amount equal to the lesser of (A) the Fair Market Value of the Borrower’s interest in such Subsidiary immediately prior to such redesignation and (B) the aggregate amount of the Borrower’s Investments in such Subsidiary that was made using the Available Amount; plus

(e)                                  in the event the Borrower and/or any Restricted Subsidiary of the Borrower makes any Investment in a Person after the Effective Date using the Available Amount that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Borrower, an amount equal to the existing Investment of the Borrower and/or any of its Restricted Subsidiaries in such Person that was made using the Available Amount; minus

(f)                                    any use of the Available Amount at or before such time (other than such proposed use).

For the avoidance of doubt, no amount used to (i) make an Investment pursuant to Section 6.04(xxi) or (ii) make a Restricted Payment pursuant to Section 6.08(xiv) may be included in the Available Amount.

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.05.

“Beneficial Owner” means the beneficial owner, for U.S. federal income tax purposes, of a payment to which any U.S. federal withholding tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, provided that a written Borrowing Request shall be substantially in the form of Exhibit E, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” means the date on which any event for which the calculation of the Consolidated Interest Coverage Ratio, the Fixed Charge Coverage Ratio or the Senior Secured Leverage Ratio is required occurs.

“Capital Expenditures” means, for any period (and without duplication), (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and any of the Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and the Restricted Subsidiaries during such period.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(1)                                  United States dollars or, in the case of any Restricted Subsidiary which is not a Domestic Subsidiary, any other currencies held from time to time in the ordinary course of business;

(2)                                  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3)                                  direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;

(4)                                  certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank that has capital and surplus of not less than $500.0 million;

(5)                                  repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)                                  commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within 12 months after the date of acquisition;

(7)                                  Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from Standard & Poor’s Rating Services or “A2” or higher from Moody’s Investors Service, Inc. with maturities of 12 months or less from the date of acquisition; and

(8)                                  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition or money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended.

“Center” means a surgery center, a diagnostic imaging center, a surgical hospital center or a hospital located in the United States that in each case provides only surgical services and services directly related thereto.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” has the meaning assigned to such term in the definition of Collateral and Guarantee Requirement.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)                                  the Borrower ceasing to be a direct or indirect wholly owned subsidiary of Holdings,

(b)                                 prior to an IPO, the failure by the Permitted Investors to own, directly or indirectly, beneficially or of record, Equity Interests in Holdings representing a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings,

(c)                                  upon and after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Investors, of Equity Interests in Holdings representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings, or

(d)                                 occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were not (i) nominated by at least a majority of the Board of Directors of Holdings, (ii) appointed by at least a majority of directors so nominated or (iii) nominated by the Permitted Investors, or

(e)                                  the occurrence of a “Change of Control”, as defined in the Senior Secured Notes Indenture.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“CLO” has the meaning set forth in Section 9.04(b).

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

“Co-Investors” means institutional investors, other than Crestview Partners, L.P. and its Affiliates, who became holders of Equity Interests of Holdings (or any Parent) on or prior to the Effective Date.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document (which shall include the Mortgaged Properties), and all other property of whatever kind subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” means Morgan Stanley Senior Funding, Inc. in its capacity as collateral agent for the Lenders under this Agreement and any Security Document.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means the requirement that:

(a)                                  the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that shall meet the definition of Subsidiary Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(b)                                 all outstanding Equity Interests of (i) the Borrower and (ii) each Restricted Subsidiary owned directly by any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to (i) pledge the Equity Interests of any non-wholly-owned Subsidiary of Borrower to the extent not permitted pursuant to a shareholders or similar agreement, (ii) pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary owned directly by a Loan Party, (iii) pledge or otherwise grant security interests in any assets of a Foreign Subsidiary, (iv) pledge more than 65% of the outstanding voting Equity Interests of any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes if such Domestic Subsidiary has no material assets other than Equity Interests of Foreign Subsidiaries that are CFCs (any such Domestic Subsidiary, a “CFC Holdco”) or (v) pledge the Equity Interests of any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary that is a CFC (any such Domestic Subsidiary, an “Excluded Domestic Subsidiary”), and, subject to Section 5.16, the Collateral Agent shall have received certificates or other instruments (if any) representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)                                  all Indebtedness of any Restricted Subsidiary (and, unless (x) otherwise agreed to by the Administrative Agent or (y) not reasonably obtainable by the applicable Non-Consolidated Entity, any Non-Consolidated Entity) that is not a Loan Party (other than any such Indebtedness that does not exceed $10,000,000 in the aggregate at any one time outstanding) that is owing to a Loan Party shall be evidenced by a Pledged Note and shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received all such Pledged Notes and other promissory notes required to be delivered pursuant to the Collateral Agreement, together with undated instruments of transfer with respect thereto;

(d)                                 all documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by law or reasonably requested by the Collateral Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by the Collateral Agreement, shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(e)                                  the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, in an amount not to exceed the Fair Market Value of such Mortgaged Property, insuring the Lien of each such Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such customary endorsements and such surveys (to the extent currently existing), legal opinions (excluding zoning and land use opinions), a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property;

Notwithstanding anything to the contrary in this Agreement or any Security Document, no Loan Party shall be required to pledge or grant security interests in particular assets if, in the reasonable judgment of the Administrative Agent or the Collateral Agent, the costs of creating or perfecting such pledges or security interests in such assets (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefits to the Lenders therefrom.  The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance or surveys with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.  Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Security Documents.

“Consolidated Adjusted EBITDA” means, with respect to any specified Person for any period (the “Measurement Period”), the Consolidated Net Income of such Person for such Measurement Period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the amounts for such Measurement Period of:

(1)                                  the Fixed Charges of such Person and its Restricted Subsidiaries for the Measurement Period and any amount excluded from the definition thereof pursuant to clause (1)(u), (v), (w), (x), (y) or (z) therein; plus

(2)                                  the provision for federal, state and foreign income taxes based on income or profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued of such Person and its Restricted Subsidiaries for the Measurement Period; plus

(3)                                  the consolidated depreciation expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

(4)                                  the consolidated amortization expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

(5)                                  fees, costs and expenses paid or payable in cash by the Borrower or any of its Restricted Subsidiaries during the Measurement Period in connection with the Transactions (including, without limitation, retention payments paid as an incentive to retained employees in connection with the Transactions); plus

(6)                                  other non-cash expenses and charges for the Measurement Period reducing Consolidated Net Income (provided that if any non-cash expenses or charges referred to in this clause (6) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(7)                                  any non-capitalized expenses or charges for the Measurement Period relating to (i) any offering of Equity Interests by Holdings or any other Parent, (ii) merger, recapitalization or acquisition transactions made by the Borrower or any of its Restricted Subsidiaries, including any earnout payments, whether or not accounted for as such, that are paid, accrued or reserved for within 365 days of such transaction or (iii) any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries (in each case, whether or not successful); plus

(8)                                  all fees paid by the Borrower pursuant to clauses (j), (o) and (r) of Section 6.09; plus

(9)                                  the amount of extraordinary, unusual or non-recurring charges or any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees); plus

(10)                            income attributable to discontinued operations (excluding income attributable to assets or operations that have been disposed of during such Measurement Period); plus

(11)                            the Net Income of any Person to the extent excluded from the calculation of Consolidated Net Income pursuant to clause (1) of the definition thereof (i.e., the minority interest of the Borrower or any Subsidiary Loan Party in the entities generating such Net Income); plus

(12)                            with respect to any Restricted Subsidiary that is not wholly owned by the Borrower or any Subsidiary Loan Party that has any outstanding Pledged Notes(s) issued to the Borrower or any Subsidiary Loan Party, the least of (i) the minority interest of such Restricted Subsidiary as of the last day of the Measurement Period, (ii) the outstanding amount of all Pledged Notes issued by such Restricted Subsidiary to the Borrower or any Subsidiary Loan Party as of the last day of the Measurement Period and (iii) the amount of the Consolidated Adjusted EBITDA of such Restricted Subsidiary for the Measurement Period that is not otherwise included in the calculation of Consolidated Adjusted EBITDA for such Measurement Period; plus

(13)                            with respect to any Non-Consolidated Entity that has any outstanding Pledged Note(s) issued to the Borrower or any Subsidiary Loan Party, the lesser of (i) the outstanding amount of all Pledged Notes issued by such Non-Consolidated Entity to the Borrower or a Subsidiary Loan Party as of the last day of the Measurement Period and (ii) the amount of the Consolidated Adjusted EBITDA of such Non-Consolidated Entity for the Measurement Period that is not otherwise included in the calculation of Consolidated Adjusted EBITDA for such Measurement Period, all as determined in accordance with GAAP; plus

(14)                            any unrealized net loss (or minus any net gain) resulting in such Measurement Period from hedging transactions; minus

(15)                            without duplication, other non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for the Measurement Period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); minus

(16)                            cash lease payments made in connection with the Borrower’s or its Subsidiary’s financing obligation payable pursuant to the Idaho Falls Facility; minus

(17)                            losses attributable to discontinued operations (excluding losses attributable to assets or operations that have been disposed of during such Measurement Period).

“Consolidated Interest Charges” means the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and paid in cash (but excluding, for the avoidance of doubt, any implied interest in respect of the Borrower’s or its Subsidiary’s financing obligation pursuant to the Idaho Falls Facility) and (b) the portion of any Capital Lease Obligation that is treated as interest in accordance with GAAP, in each case, of the Borrower and its Restricted Subsidiaries paid in cash.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Interest Charges, in each case, of or by the Borrower for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date), in each case with such pro forma adjustments to Consolidated Adjusted EBITDA and Consolidated Interest Charges as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such specified Person and its subsidiaries (or in the case of the Borrower, its Restricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)                                  the Net Income (and net loss) of any other Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be excluded; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(2)                                  solely for the purpose of determining the amount set forth in clause (a) of Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Loan Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(3)                                  the cumulative effect of a change in accounting principles will be excluded;

(4)                                  the amortization of any premiums, fees or expenses incurred in connection with the Transactions or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Transactions or any acquisition) and 17 (including non-cash charges relating to intangibles and goodwill), in each case in connection with the Transactions or any acquisition, will be excluded;

(5)                                  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:  (a) any sale of assets outside the ordinary course of business (it being understood that a sale of assets comprising discontinued operations shall be deemed a sale of assets outside the ordinary course of business); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

(6)                                  any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss will be excluded;

(7)                                  income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued) will be excluded;

(8)                                  any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of ASC 350 or ASC 360, and (iii) relating to the amortization of intangibles resulting from the application of ASC 805, will be excluded;

(9)                                  all non-cash charges relating to employee benefit or other management or stock compensation plans of the Borrower or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) will be excluded to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided, further, that if the Borrower or any Restricted Subsidiary of the Borrower makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Borrower for such period; and

(10)                            all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded.

For the avoidance of doubt, to the extent not already reducing Consolidated Net Income, Net Income of such specified Person and its subsidiaries (or in the case of the Borrower, its Restricted Subsidiaries) attributable to noncontrolling interests shall reduce Consolidated Net Income of such specified Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cure Amount” has the meaning set forth in Section 7.02(a).

“Cure Right” has the meaning set forth in Section 7.02(a).

“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder (unless such Lender shall have notified the Administrative Agent and the Borrower in writing of its good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall have been specifically identified in such writings) has not been satisfied) or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has defaulted on its funding obligations under any other loan agreement, credit agreement or similar financing agreement, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Designated Noncash Consideration” means any non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an asset sale pursuant to Section 6.05(g) that is designated as Designated Noncash Consideration pursuant to an officers’ certificate of the Borrower.

“Designation Date” has the meaning set forth in Section 5.15(a).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, other than in each case solely in exchange for Qualified Equity Interests, on or prior to the date that is 90 days after the Maturity Date.  Notwithstanding the preceding sentence, (x) any Equity Interest that would constitute Disqualified Equity Interests solely because the holders of the Equity Interest have the right to require the Borrower or the Restricted Subsidiary that issued such Equity Interest to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interest provide that the Borrower may not repurchase such Equity Interest unless the Borrower would be permitted to do so in compliance with Section 6.08, (y) any Equity Interest that would constitute Disqualified Equity Interests solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 6.08 will not constitute Disqualified Equity Interests and (z) any Equity Interest issued to any plan for the benefit of employees will not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or the Restricted Subsidiary that issued such Equity Interest in order to satisfy applicable statutory or regulatory obligations.  The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means June 14, 2011.

“Environmental Laws” means all applicable laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, or the presence, management, Release or threatened Release of any chemical, waste, pollutant or contaminant or any explosive, radioactive, infectious, toxic or otherwise hazardous material, substance or waste.

“Environmental Liability” means liabilities, obligations, damages, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and medical monitoring, investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual agreement pursuant to which liability is assumed or imposed with respect to any of the forgoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law and relating to the business of Holdings, the Borrower or any Restricted Subsidiary.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from the issuer thereof (but excluding the Exchangeable PIK Notes and any other debt security that is convertible into, or exchangeable for, such shares, interests, warrants, options or other rights).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of

an application for a waiver of the minimum funding standard with respect to any Plan, (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, with respect to the termination of any Plan, (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan, (j) the making of any amendment to any Plan which could directly result in the imposition of a lien or the posting of a bond or other security or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchangeable PIK Notes” means the Borrower’s 8.00% Senior PIK Exchangeable Notes due 2017 issued and sold on the Effective Date in an initial aggregate principal amount of $88.4 million pursuant to the Exchangeable PIK Notes Indenture.

“Exchangeable PIK Notes Documents” means the Exchangeable PIK Notes Indenture and each other document executed and delivered in connection with the issuance by the Borrower of the Exchangeable PIK Notes and the exchange of certain Existing Notes for such Exchangeable PIK Notes.

“Exchangeable PIK Notes Indenture” means that certain indenture, dated the Effective Date, among the Borrower, Holdings, the Subsidiary Loan Parties, and U.S. Bank National Association, as trustee, relating to the Exchangeable PIK Notes, as the same may be amended, waived, supplement or modified.

“Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds (other than any such proceeds, securities or Qualified Proceeds generated in connection with the exercise of a Cure Right) received by the Borrower from (i) contributions to Holdings’s equity capital (other than Disqualified Equity Interests) that are contributed to the equity capital (other than equity capital attributable to Disqualified Equity Interests) of the Borrower or (ii) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Equity Interests (other than Disqualified Equity Interests) of Holdings, in each case designated as Excluded Contributions pursuant to an officer’s certificate provided to the Administrative Agent on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, that are excluded from the calculation of the Available Amount.

“Excluded Domestic Subsidiary” has the meaning assigned to such term in the definition of Collateral and Guarantee Requirement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient or Beneficial Owner of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its overall net income or net profits by the jurisdiction under the laws of which such recipient is organized or in which its principal office or, in the case of any Lender, its applicable lending office is located, or as a result of such recipient doing business in the jurisdiction imposing such tax (including, for the avoidance of doubt, the net income tax on effectively connected income imposed under sections 871(b) or 882(a) of the Code (or any successor provision)), other than a business arising or deemed to arise solely as a result of the Loan Documents or any transactions contemplated thereby, (b) any branch profits taxes, or any similar tax, imposed by any jurisdiction described in clause (a) above (including, for the avoidance of doubt, the branch profits tax imposed under section 884(a) of the Code (or any successor provision)), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. federal withholding tax that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding tax pursuant to Section 2.17(a), (d) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.17(e), (e) any U.S. federal withholding taxes imposed pursuant to current Sections 1471 through 1474 of the Code or any amended or successor version that is substantively comparable, and (f) any penalty or interest that is attributable to the foregoing taxes.

“Existing Credit Facility” means the Credit Agreement dated as of August 23, 2007 among Holdings, the Borrower, Merrill Lynch Capital Corporation, as administrative agent, the other agents and arrangers named therein, the lenders from time to time party thereto.

“Existing Lender” has the meaning set forth in Section 2.20.

“Existing Notes” means the Borrower’s 11.00%/ 11.75% Senior PIK Toggle Notes due 2015, to the extent outstanding on the Effective Date after giving effect to clause (iii) of the definition of Transactions.

“Existing Notes Documents” means the Existing Notes Indenture and each other document executed and delivered in connection with the issuance by the Borrower of the Existing Notes.

“Existing Notes Indenture” means the Indenture dated June 3, 2008 governing the Existing Notes.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower.

“FATCA” means sections 1471 through 1474 of the Code, as in effect on the date hereof, and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such sections.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower, in each case in his or her capacity as such.

“Financial Performance Covenants” means the covenants set forth in Section 6.12.

“First Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Equity Interests subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Equity Interests, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                  Investments, acquisitions, mergers, consolidations and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the four-quarter reference period;

(2)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(3)                                  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(4)                                  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(5)                                  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower.  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)                                  the consolidated interest expense of such Person and its subsidiaries (or in the case of the Borrower, its Restricted Subsidiaries) for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all cash payments made or received pursuant to Hedging Obligations in respect of interest rates, and excluding (u) payment-in-kind interest and any implied interest in respect of the Borrower’s or its Subsidiary’s financing obligation pursuant to the Idaho Falls Facility, (v) amortization of deferred financing costs, (w) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (y) any expensing of bridge, commitment and other financing fees and (z) to the extent included in Fixed Charges, the portion of consolidated interest expense of such Person and its Restricted Subsidiaries attributable to Indebtedness incurred in connection with the acquisition of discontinued operations; plus

(2)                                  any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent that such Guarantee or Lien is called upon; plus

(3)                                 all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to the Borrower or a Restricted Subsidiary of the Borrower), in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Government Programs” means (i) the Medicare and Medicaid Programs, (ii) the United States Department of Defense Civilian Health Program for Uniformed Services (including TRICARE Prime, TRICARE Extra and TRICARE Standard) and any successor or predecessor thereof and (iii) other similar foreign or domestic Federal, state or local reimbursement or governmental healthcare programs.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Governmental Reimbursement Program Cost” means with respect to any amount due and payable by the Borrower and its Restricted Subsidiaries the sum of:

(a)                                  all amounts (including punitive and other similar amounts) agreed to be paid or payable (i) in settlement of claims or (ii) as a result of a final, non-appealable judgment, award or similar order, in each case, relating to participation in Government Programs;

(b)                                 all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Government Programs; and

(c)                                  the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation, review or other legal or administrative proceeding of any kind relating to participation in Government Programs.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee”

shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Hazardous Materials” means all explosive, radioactive, infectious, or toxic materials, and all other chemicals, materials, substances, wastes, pollutants or contaminants regulated pursuant to any Environmental Law, including petroleum or petroleum byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, and radon gas.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Idaho Falls Facility” means the financing obligation of the Borrower and one or more Subsidiaries payable to the hospital facility lessor with respect to the Borrower’s Idaho Falls, Idaho hospital facility, on the Effective Date, as amended from time to time; provided that no amendment may materially adversely affect the legal rights of any holder of the notes under the indenture or the Security Documents

“Immaterial Subsidiary” means a Restricted Subsidiary that has total assets with a Fair Market Value of not more than $500,000; provided that all Immaterial Subsidiaries taken together shall not have total assets of more than $5,000,000 and all Restricted Subsidiaries that would otherwise be Immaterial Subsidiaries but for such $5,000,000 limitation shall not be considered Immaterial Subsidiaries.

“Incremental Extensions of Credit” has the meaning set forth in Section 2.20.

“Incremental Facility Amendment” has the meaning set forth in Section 2.20.

“Incremental Facility Closing Date” has the meaning set forth in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited, in the event such secured obligations are nonrecourse to such Person, to the fair value of such property, (f) all Guarantees by such Person of the Indebtedness of any other Person, (g) all Capital Lease Obligations of such Person, (h) all reimbursement obligations of such Person as an account party or applicant in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, Indebtedness shall be deemed not to include payment obligations in connection with the Borrower’s or its Subsidiary’s financing obligation payable pursuant to the Idaho Falls Facility.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Intercreditor Agreement” means the intercreditor agreement, in the form attached hereto as Exhibit H, dated the Effective Date, between the Administrative Agent and the Collateral Agent for the Senior Secured Notes, as amended, modified or otherwise changed in accordance with the terms hereof and thereof.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing; provided that a written Interest Election Request shall be substantially in the form of Exhibit F, or such other form as shall be approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning set forth in Section 6.04.

“IP Rights” has the meaning set forth in Section 3.21.

“IPO” means a bona fide underwritten initial public offering of Equity Interests of Holdings or a Parent after the Effective Date.

“Issuing Bank” means MS Bank or such other Lender designated as an “Issuing Bank” pursuant to Section 2.05(k).  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01, any Person with an Incremental Extension of Credit and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement; provided that unless otherwise agreed to by the applicable Issuing Bank, such Issuing Bank shall only be required to issue standby letters of credit and such letters of credit will be in such Issuing Bank’s standard form of acceptance.

“Letter of Credit Fees” has the meaning set forth in Section 2.12(b).

“LIBO Base Rate” means:

(a)                                  for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted and with a term equivalent to such Interest Period would be offered by MSSF or one of its Affiliates to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)                                 for any interest calculation with respect to an ABR Borrowing on any date, the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by MSSF or one of its Affiliates in London to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“LIBO Rate” means for any Interest Period with respect to a Eurodollar Loan (or an ABR Borrowing where interest is determined pursuant to clause (c) of the definition of Alternate Base Rate), a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBO Base Rate
LIBO Rate =
1.00 – LIBO Reserve Percentage

“LIBO Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurodollar funding (currently referred to as “Eurocurrency liabilities”).  The LIBO Rate for each outstanding Eurodollar Borrowings (and ABR Borrowing where interest is determined pursuant to clause (c) of the definition of Alternate Base Rate) shall be adjusted automatically as of the effective date of any change in the LIBO Reserve Percentage.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limitation” means a revocation, suspension, termination, impairment, probation, limitation, nonrenewal, forfeiture, declaration of ineligibility, loss of status as a participating provider in any Third Party Payor Arrangement, and the loss of any other rights.

“Loan Documents” means this Agreement, the Notes, if any, executed and delivered pursuant to Section 2.09(e), any Incremental Facility Amendment, the Intercreditor Agreement, the Collateral Agreement and the other Security Documents.

“Loan Parties” means Holdings (other than for purposes of Article VI and terms used therein), the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement or an Incremental Facility Amendment.

“London Banking Day” means any day on which dealings in U.S. dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform their payment obligation under any Loan Document or (c) the rights of or benefits available to the Lenders and Agents under the Loan Documents, taken as a whole, or the ability of the Agent and the Lenders to enforce the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and its Restricted Subsidiaries in an aggregate principal amount, individually or in the aggregate, exceeding $15,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the date that is four and one-half years from the Effective Date.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Medicare and Medicaid Programs” means the programs established under Title XVIII and XIX of the Social Security Act and any successor programs performing similar functions.

“Minimum Collateral Amount” means, at any time, an amount equal to 105% of the Fronting Exposure or LC Exposure, as applicable, with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“MS Bank” means Morgan Stanley Bank, N.A.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means each parcel of real property owned by a Loan Party and improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13. In no event shall Mortgaged Property include, or shall any Loan Party be obligated to grant a Mortgage with respect to, any leasehold.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (X) the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and, in the case of any such sale, transfer or other disposition of an asset of a Restricted Subsidiary that is not a Subsidiary Loan Party, the amount of any repayments of Indebtedness of such Restricted Subsidiary (including intercompany Indebtedness) made with the proceeds of such sale, transfer or other disposition and (Y) in the event that a Restricted Subsidiary makes a pro rata payment of dividends to all of its stockholders from any cash proceeds, the amount of dividends paid to any stockholder other than the Borrower or any other Restricted Subsidiary, provided that any net proceeds of a sale, transfer or other disposition by a Restricted Subsidiary that is not a Subsidiary Loan Party that are subject to legal or contractual restrictions on repatriation to the Borrower will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions, provided, however, that any such contractual restrictions on repatriation were not entered into in contemplation of such sale, transfer or other disposition, (iii) any distributions and other payments required to be made to minority interest holders or holders in joint ventures as a result of such asset sale and (iv) the amount of all Taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund liabilities reasonably estimated to be payable and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that in no event shall the Net Proceeds received by any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary of Borrower exceed the Loan Parties’ ratable ownership in such Restricted Subsidiary.

“Non-Consenting Lender” has the meaning set forth in Section 9.02(b).

“Non-Consolidated Entity” means each of the operating partnerships, limited liability companies, limited liability partnerships, joint ventures or similar entities in which the Borrower or its Restricted Subsidiaries, directly or indirectly, own Equity Interests, other than Subsidiaries.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a note substantially in the form set forth in Exhibit G.

“NPL” means the National Priorities List under CERCLA.

“Obligations” has the meaning set forth in the Collateral Agreement.

“Optional Repurchase” has the meaning assigned to such term in Section 6.14.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, trust or other form of business entity, the partnership or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) with respect to any entity referred to in clauses (a) through (c) above, any investor, shareholder or similar agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or from the filing or recording of or otherwise with respect to the exercise by the Administrative Agent or the Lenders of their rights under, any Loan Document.

“Parent” means any direct or indirect parent of which Holdings is a wholly owned subsidiary.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.

“Permitted Acquisitions” means any acquisition by the Borrower or any Qualified Restricted Subsidiary of Equity Interests in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person (that in the case of an acquisition of Equity Interests, is or becomes a Restricted Subsidiary or a Non-Consolidated Entity) if (a) no Event of Default has occurred and is continuing or would result therefrom, (b) any Person or assets or division as acquired in accordance herewith shall be in one or more lines of Permitted Business and (c) if such acquisition exceeds $10,000,000 in aggregate cash consideration the Borrower, promptly after the consummation of such acquisition, delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (a) and (b) above.

“Permitted Business” means (i) any business engaged in by the Borrower or any of its Restricted Subsidiaries on the Effective Date, and (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Effective Date.

“Permitted Encumbrances” means:

(a)                                  Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or that are being contested in good faith;

(c)                                  (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(d)                                 deposits to secure the performance of bids, trade contracts, government contracts, licenses, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations);

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)                                    easements, zoning restrictions, rights-of-way, encroachments, protrusions, minor defects or irregularities of title and other similar encumbrances on real property that do not either detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary, in each case in any material respect;

(g)                                 landlords’ and lessors’ and other like Liens in respect of rent not in default;

(h)                                 any Liens shown on the title insurance policies in favor of the Collateral Agent insuring the Liens of the Mortgages;

(i)                                     licenses or sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Restricted Subsidiary; and

(j)                                     Liens securing the Obligations.

“Permitted Investors” means the Sponsor, the Co-Investors and members of management of the Borrower who are holders of Equity Interests of Holdings on the Effective Date and, in each case, their respective Affiliates.

“Permitted Payment Restriction” means any encumbrance or restriction (each, a “restriction”) on the ability of any Restricted Subsidiary to pay dividends or make any other distributions on its Equity Interests to the Borrower or a Restricted Subsidiary, which restriction would not materially impair the Borrower’s ability to make scheduled payments of cash interest and to make required principal payments on the Loans as determined in good faith by the chief financial officer of the Borrower, whose determination shall be conclusive.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness, any Indebtedness that renews, refinances or replaces such Indebtedness; provided that (1) the only obligors under such renewal, refinancing or replacement Indebtedness are Persons (or other Loan Parties) that were obligors under the Indebtedness being renewed, refinanced or replaced, (2) if the Indebtedness being renewed, refinanced or replaced is subordinated in right of payment to the Obligations, such renewal, refinancing or replacement Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refinanced or replaced (and such renewal, refinancing or replacement Indebtedness is only secured if and to the extent and with the priority the Indebtedness that is being renewed, refinanced or replaced is secured), (3) such renewal, refinancing or replacement shall not increase the principal amount of such Indebtedness by an amount in excess of any accrued interest, premiums, fees or expenses payable in connection with such renewal, refinancing or replacement, (4) such renewal, refinancing or replacement Indebtedness has a final stated maturity date equal to or later than the earlier of (i) the final stated maturity date of the Indebtedness being renewed, refinanced or replaced and (ii) the first anniversary of the Maturity Date and (5) either (i) such renewal, refinancing or replacement Indebtedness has a weighted average life to maturity equal to or longer than the weighted average life to maturity of the Indebtedness being renewed, refinanced or replaced or (ii) the aggregate amount of all scheduled principal repayments in respect of such renewal, refinancing or replacement Indebtedness during the period through the first anniversary of the Maturity Date shall not be greater than the aggregate amount of scheduled principal prepayments during such period of the Indebtedness being renewed, refinanced or replaced, and the average weighted life of the scheduled principal repayments of such renewal, refinancing or replacement Indebtedness during such period shall not be earlier than the average weighted life of the remaining scheduled principal repayments during such period of the Indebtedness being renewed, refinanced or replaced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Notes” means any promissory note issued to the Borrower or a Subsidiary Loan Party that is pledged to the Collateral Agent under the Security Documents and is a “Pledged Debt Security” under the Collateral Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Morgan Stanley Senior Funding, Inc. (or any Affiliate of Morgan Stanley Senior Funding, Inc. designated by it) as its base rate in effect for dollars at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Payment Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Pro Forma Cost Savings” means, with respect to any period, (A) the operating expense reductions and other operating improvements or synergies that (i) were directly attributable to an acquisition, merger, consolidation or disposition (a “pro forma event”) that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the Calculation Date and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect and applied as of the Effective Date, (ii) were actually implemented by the business that was the subject of any such pro forma event within 12 months after the date of such pro forma event and prior to the Calculation Date that are reasonably determined in good faith by a responsible financial or accounting officer of the Borrower or (iii) relate to the business that is the subject of any such pro forma event and that are reasonably determined in good faith by a responsible financial or accounting officer of the Borrower and is expected to be taken in the 12 months following such pro forma event and (B) all adjustments of the nature used in connection with the calculation of “Consolidated Adjusted EBITDA” as set forth in this Agreement to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period and, in the case of each of (A) and (B), are described in an officers’ certificate, as if all such reductions in costs had been effected as of the beginning of such period.

“Proposed Change” has the meaning set forth in Section 9.02(b).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Proceeds” means any of the following or any combination of the following:

(1)                                  Cash Equivalents;

(2)                                  the Fair Market Value of assets that are used or useful in the Permitted Business; and

(3)                                  the Fair Market Value of the Equity Interests of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Borrower or any of its Restricted Subsidiaries of such Equity Interests, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Borrower or any Restricted Subsidiary;

provided that (i) for purposes of the definition of “Available Amount”, Qualified Proceeds shall not include Excluded Contributions or any Cure Amounts and (ii) the amount of Qualified Proceeds shall be reduced by the amount of payments made in respect of the applicable transaction that are permitted under Section 6.09(r).

“Qualified Restricted Subsidiary” means any Restricted Subsidiary that satisfies each of the following requirements:  (1) except for Permitted Payment Restrictions, there are no consensual restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Equity Interests; (2) the Equity Interests of such Restricted Subsidiary consist solely of (A) Equity Interests owned by the Borrower and its Qualified Restricted Subsidiaries, (B) Equity Interests owned by Strategic Investors and (C) directors’ qualifying shares; and (3) the primary business of such Restricted Subsidiary is a Permitted Business.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Registration Rights Agreement” means the Registration Rights Agreement dated the Effective Date by and among the Borrower, the Subsidiary Loan Parties, Morgan Stanley Senior Funding, Inc., Barclays Capital Inc. and Jefferies & Company, Inc., as amended, restated, supplemented or otherwise modified from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reimbursement Approvals” means, with respect to all Government Programs, any and all certifications, provider numbers, provider agreements, participation agreements, accreditations and any other similar agreements with or approvals by any Governmental Authority or other Person.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Loans in respect of Incremental Extensions of Credit (if any) and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposures and outstanding Loans in respect of Incremental Extensions of Credit (if any); provided that Revolving Exposures, Loans in respect of Incremental Extensions of Credit (if any) and unused Revolving Commitments held by any Defaulting Lender shall be deemed to not be outstanding for purposes of calculating the Required Lenders.

“Requirement of Law” means, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or the Borrower or any option, warrant or other right to acquire any such Equity Interests in Holdings or the Borrower.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Availability Period” means the period from the Effective Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or (c) increased pursuant to Section 2.20.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $50,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agreement, the Perfection Certificate, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) Total Senior Secured Indebtedness on such date to (b) Consolidated Adjusted EBITDA of the Borrower for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date), in each case with such pro forma adjustments to Total Senior Secured Indebtedness and Consolidated Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Senior Secured Leverage Ratio, in connection with the granting of any Liens pursuant to Section 6.02(xiv), the Borrower or its Restricted Subsidiaries may elect, pursuant to an officer’s certificate delivered to the Administrative Agent, to treat all or any portion of the commitment under any Indebtedness as being incurred at such time and any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

“Senior Secured Notes” means the Borrower’s $350 million aggregate principal amount of 8.00% Senior Secured Notes due 2016 issued and sold on the Effective Date pursuant to the Senior Secured Notes Indenture (and any notes issued in exchange therefor in connection with the transactions contemplated by the Registration Rights Agreement).

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and each other document executed and delivered in connection with the issuance by the Borrower of the Senior Secured Notes.

“Senior Secured Notes Indenture” means that certain indenture, dated the Effective Date, among the Borrower, Holdings, the Subsidiary Loan Parties, and U.S. Bank, National Association, as trustee, as the same may be amended, waived, supplement or modified.

“Specified Subsidiary” means (i) each wholly owned Domestic Subsidiary of Borrower listed on Schedule 1.01(c) (provided that if any such Subsidiary has not been legally dissolved within 180 days after the Effective Date and no Equity Interests therein are owned by Strategic Investors 180 days after the Effective Date, such Subsidiary shall no longer constitute a Specified Subsidiary) and (ii) any

Qualified Restricted Subsidiary that is a wholly owned Domestic Subsidiary of Borrower formed or acquired after the Effective Date if a Financial Officer or General Counsel of the Borrower represents in writing to the Administrative Agent that the Borrower intends in good faith to syndicate the Equity Interests to Strategic Investors within 270 days of such formation or acquisition (provided that if no Equity Interests of such Subsidiary have been syndicated to Strategic Investors within 270 days after such formation or acquisition, such Subsidiary shall no longer constitute a Specified Subsidiary); provided that any Specified Subsidiary shall cease to be a Specified Subsidiary if the Borrower has opted for it to satisfy the Collateral and Guarantee Requirement.

“Sponsor” means Crestview Partners GP, L.P.

“Sponsor Management Agreement” means the Management Agreement between the Borrower and Sponsor dated as of August 23, 2007.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the bank serving as the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strategic Investors” means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing surgical care and surgery-related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of surgical care facilities purchased by the Borrower or any of its Restricted Subsidiaries or Persons owned, controlled or managed by individual physicians, and consulting firms that receive common Equity Interests as consideration for consulting services performed or for cash invested.

“Subordinated Indebtedness” means Indebtedness of Holdings, the Borrower or any Subsidiary Loan Party that is contractually subordinated to the Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means any Domestic Subsidiary that is a Restricted Subsidiary (other than (a) any Subsidiary that is not, directly or indirectly, a wholly owned Subsidiary of Borrower, (b) any Subsidiary that is prohibited by applicable law from guaranteeing the Obligations, (c) any Immaterial Subsidiary for which the Borrower has not opted to satisfy the Collateral and Guarantee Requirement, (d) any Specified Subsidiary, (e) any CFC Holdco, (f) any Excluded Domestic Subsidiary and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse Tax consequences) of providing a Guarantee of the Borrower’s obligations under the Loan Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement; provided further that the Exchangeable PIK Notes shall not be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means MS Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agents” means Barclays Capital Inc. and Jefferies Finance LLC, each in its capacity as syndication agent.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and any and all interest, penalties and additions to tax related thereto.

“Third Party Payor” means any Government Program and any quasi-public agency, Blue Cross, Blue Shield and any managed care plans and organizations, including health maintenance organizations and preferred provider organizations and private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with healthcare services, products or supplies.

“Third Party Payor Arrangement” means any arrangement, plan or program for payment or reimbursement by any Third Party Payor in connection with the provision of healthcare services, products or supplies.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as shown on the most recent consolidated balance sheet of the Borrower required to be delivered pursuant to Section 5.01(a) or (b) (or if prior to the first time such a consolidated balance sheet is so required to be delivered, on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries that is then available).

“Total Senior Secured Indebtedness” means, as of any date, the aggregate principal amount, determined on a consolidated basis, of (x) without duplication Indebtedness of the type specified in clauses (a), (b) and (g) of the definition thereof (other than Subordinated Indebtedness) of any Loan Party (other than Holdings) that is secured by a Lien on the assets of any such Loan Party and (y) without duplication Indebtedness of the type specified in clauses (a), (b) and (g) of the definition thereof of any Restricted Subsidiary that is not a Loan Party, in each case, outstanding as of such date, minus, other than for purposes of calculating the Senior Secured Leverage Ratio in connection with Section 6.14(B), the amount of unrestricted cash and Cash Equivalents that is not subject to any Lien (other than any Lien under the Loan Documents or Liens permitted by clauses (vi), (ix), (x), (xi), (xii) and (xiii) of Section 6.02 and Liens under clause (a) of the definition of “Permitted Encumbrances”) held, on such date, by the Borrower and its Restricted Subsidiaries.

“Transaction Costs” means the payment of fees, expenses and other costs in connection with the items described in clauses (i)-(iv) of the definition of “Transactions.”

“Transactions” means, collectively, (i) the offering of the Senior Secured Notes, (ii) the refinancing of all of the Borrower’s obligations under the Existing Credit Agreement, (iii) the refinancing of approximately $156 million of the Borrower’s obligations under the Existing Notes (including the issuance of the Exchangeable PIK Notes in exchange for a portion of the Existing Notes) and (iv) the entry into the Loan Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.15(a) subsequent to the date hereof.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(e)(2)(C).

“USA Patriot Act” has the meaning set forth in Section 9.14.

“wholly owned” means with respect to any Person, a subsidiary of such Person all the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in ERISA.

SECTION 1.02.            Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes”

and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.            Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time, provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision (including any definition) hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.            Revolving Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, provided that no Revolving Loans will be made on the Effective Date.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.            Loans and Borrowings.

(a)           Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Revolving Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that, notwithstanding the foregoing each Swingline Loan shall be not less than $250,000 and if greater than such amount shall be in an amount that is an integral multiple of $100,000.  Borrowings of more than one Type and Class may be outstanding at the same time.  There shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.  Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or Swingline Loan may be in an aggregate amount, subject in the case of Swingline Loans to the limitations on the amounts thereof set forth in Section 2.04(a), (i) that is equal to the entire unused balance of the aggregate Revolving Commitments or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.            Requests for Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10 a.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of such Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.            Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)           The Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a

Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05.            Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any of its Restricted Subsidiaries so long as the Borrower is a co-applicant), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of (but, unless otherwise agreed to by the applicable Issuing Bank, no less than 10 days prior to) the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $10,000,000 and (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) ten days prior to the Maturity Date; provided that if Borrower so requests, the applicable Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”) that allows for the renewal of such Letter of Credit for additional one-year periods so long as any such renewal period does not end after the date described in immediately preceding clause (ii); provided further that any such Auto-Renewal Letter of Credit must permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (x) if such Issuing Bank shall have given notice of such LC Disbursement to the Borrower at or before 10 a.m., New York City time, on the day such LC Disbursement is made, on the day such LC Disbursement is made and (y) otherwise, not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower shall have received notice of such LC Disbursement; provided that, if such LC Disbursement is not less than $250,000, the Borrower may, subject to the conditions to borrowing set forth herein, request (and, if the Borrower fails to reimburse such LC Disbursement when due, the Borrower shall be deemed to have requested) in accordance with Section 2.04 that such LC Disbursement be financed with a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank, provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or such Issuing Bank’s willful misconduct or gross negligence.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement in accordance with Section 2.05(e).

(h)           Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to

Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If any Event of Default shall occur and be continuing or if there is any LC Exposure upon the Maturity Date, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to the Minimum Collateral Amount as of such date plus any accrued and unpaid interest on the LC Exposure as of such date, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i).  The Borrower also shall deposit Cash Collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations of the Borrower under this Agreement.  The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)           Additional Issuing Banks.  The Borrower may at any time, and from time to time, designate one or more additional Lenders to act as an issuing bank under this Agreement with the consent of the Administrative Agent and such Lender.  Any Lender designated as an issuing bank pursuant to this Section 2.05(k) shall be deemed to be and shall have all the rights and obligations of an “Issuing Bank” hereunder.

SECTION 2.06.            Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing that such Lender will not make available to the Administrative Agent such

Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.            Interest Elections.

(a)           Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as designated by Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

(f)            Notwithstanding any contrary provision hereof, if a payment Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.            Termination and Reduction of Revolving Commitments.

(a)           Unless previously terminated, the Revolving Commitments shall terminate at the start of the Maturity Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 2.08(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.09.            Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to Section 2.09(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans of any Class made by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

SECTION 2.10.            Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent here under; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.10(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.10(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with their Revolving Commitments without giving effect to Section 2.10(b).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.10(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive Letter of Credit Fees pursuant to Section 2.12(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral at least equal to the Minimum Collateral Amount.

(C)          With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below and (y) pay to each Issuing Bank the amount of any such Letter of Credit Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Letter of Credit Fee.

(iv)         Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)          Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.10(d).

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Commitments (without giving effect to Section 2.10(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)           Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.10(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)            Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (ii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)           Application.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 2.10(d) or Section 2.10(a) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)          Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.10(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that the Cash Collateral exceeds the Minimum Collateral Amount (but such requirement shall only not apply to the extent of such excess); provided that, subject to Section 2.10(a), the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 2.11.            Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.11.

(b)           In the event and on such occasion that the aggregate Revolving Exposures exceeds the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Collateral Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c)           [Reserved].

(d)           [Reserved].

(e)           [Reserved].

(f)            The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepay ment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that if a notice of prepayment states that such notice is conditioned on the effectiveness of other credit facilities or the consummation of any other event, then such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 but shall in no event include premium or penalty.

(g)           All Swap Agreements, if any, between Borrower and any of the Lenders or their respective affiliates are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from the Lenders relating to the Loans shall not apply to said Swap Agreements except as otherwise expressly provided in such payoff statement.

SECTION 2.12.            Fees.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate referred to in clause (c) of the definition thereof on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the aggregate Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears in respect of the Revolving Commitments on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit (“Letter of Credit Fees”), which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Borrowings on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.25% per annum on the average daily amount of the LC Exposure arising from or related to Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.

Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.            Interest.

(a)           The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.13(a).

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.            Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.            Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or any Issuing Bank; or

(ii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than attributable to Taxes), affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)          impose on any Lender or any Issuing Bank any incremental Tax with respect to this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (other than (A) a Tax imposed on or attributable to any payment made by or on account of any obligation of any Loan Party (including an Indemnified Tax), (B) an Other Tax or (C) an Excluded Tax);

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender or Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)           If any Lender or such Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in Section 2.15(a), (b) or (c) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)           Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or such Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor, provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.            Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.  Notwithstanding the foregoing, no additional amounts shall be due and payable pursuant to this Section 2.16 to the extent that on the relevant due date the Borrower deposits in a Prepayment Account an amount equal to any payment of Eurodollar Loans otherwise required to be made on a date that is not the last day of the applicable Interest Period; provided that on the last day of the applicable Interest Period, the Administrative Agent shall be authorized, without any further action by or notice to or from the Borrower or any other Loan Party, to apply such amount to the prepayment of such Eurodollar Loans.  For purposes of this Agreement, the term “Prepayment Account” shall mean a non-interest bearing account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 2.16.  Anything to the contrary contained herein notwithstanding, no Lender nor any Participant is required to match fund any Obligation and the provisions of this Section 2.16 shall apply as if match funding had occurred by acquiring Eurodollar deposits for each Interest Period in the amount of the applicable Eurodollar Loans.

SECTION 2.17.            Taxes.

(a)           Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes (unless required by applicable law), provided that if any Loan Party or Administrative Agent shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.17), the Administrative Agent, Lender or Issuing Bank (as applicable) receives an amount equal to the amount it would have received had no such deductions been made, (ii) such Loan Party or Administrative Agent shall make such deductions and (iii) such Loan Party or Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the applicable Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, that are imposed on or attributable to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, and any Other Taxes (including any Indemnified Taxes or Other

Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.  If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Tax or Other Tax for which indemnification payments have been made under this Section 2.17(c), the affected Administrative Agent, Issuing Bank or Lender (as applicable) shall use reasonable efforts to cooperate with the Borrower in challenging such Indemnified Tax or Other Tax, at the Borrower’s expense, if so requested by the Borrower in writing; provided that no Administrative Agent, Issuing Bank or Lender shall be required to take any action that would result in any unreimbursed costs to such Person or, in such Person’s reasonable judgment, would be materially disadvantageous to such Person.  Any Tax refund resulting from a challenge described in the preceding sentence shall be governed by the provisions of Section 2.17(f).

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by any Requirement of Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document, or reasonably requested by the Borrower or the Administrative Agent to determine the extent to which any withholding is required.  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.17(e)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Without limiting the foregoing:

(1)            Each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2)            Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)          two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) certifying that the Foreign Lender is entitled to the benefits of an income tax treaty to which the United States is a party which exempts the Foreign Lender from U.S. withholding Tax or reduces the rate of withholding on payments for the account of the Foreign Lender and such other documentation as required under the Code,

(B)           two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibits I-1, I-2, I-3 and I-4, as applicable (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms),

(D)          to the extent a Foreign Lender is not the Beneficial Owner (for example, where the Foreign Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by any required attachments, including a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each Beneficial Owner that would be required under this Section 2.17(e) if such Beneficial Owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more Beneficial Owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such Beneficial Owner), or

(E)           two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(3)           In addition, each Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment.

(4)           Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

Unless the Borrower or the Administrative Agent (as applicable) has received forms or other documentation satisfactory to it confirming that any payment under any Loan Document to or for the account of a Lender is not subject to withholding Tax or is subject to such Tax at a reduced rate, the Borrower or Administrative Agent (as applicable) shall withhold from such payment any amounts required to be withheld by applicable law at the applicable statutory rate.  For the avoidance of doubt, the preceding sentence shall not limit any gross-up or indemnification obligations of any Loan Party under this Section 2.17.

(f)            If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.  Notwithstanding anything contained herein to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower the payment of which would place such Administrative Agent or Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g)           For the avoidance of doubt, any payments by the Administrative Agent to any Lender or any Issuing Bank of amounts payable hereunder or under any other Loan Document shall be treated for purposes of this Section 2.17 as having been paid by the applicable Loan Party.

SECTION 2.18.            Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at One Pierrepont Plaza, 7th Floor, Brooklyn, NY 11201, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.            Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20.            Incremental Extensions of Credit.

(a)           At any time during the Revolving Availability Period, subject to the terms and conditions set forth herein, the Borrower may at any time and from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional Revolving Commitments (together, the “Incremental Extensions of Credit”) in minimum principal amounts of $5,000,000; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount set forth in clause (i) below; provided, further, that (A) immediately prior to and after giving effect to any Incremental Facility Amendment (as defined below), (x) no Event of Default has occurred or is continuing or shall result therefrom and (y) as of the last day of the most recent period in respect of which financial statements shall have been required to be delivered pursuant to Section 5.01(a) or (b) (or if prior to the first time such financial statements are so required to be delivered, as of the last day of the most recent period in respect of which financial statements of the Borrower and its Restricted Subsidiaries are available) Borrower shall be in compliance with the Financial Performance Covenants and (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate as to the satisfaction of the conditions set forth in clauses (A)(x) and (y) above.  The Incremental Extensions of Credit:

(i)            shall be in an aggregate principal amount not exceeding $25,000,000 since the Effective Date, and

(ii)           shall rank pari passu in right of payment and right of security with the Revolving Loans in respect of the Collateral;

provided that the Incremental Extensions of Credit shall be on identical terms and pursuant to the documentation applicable to the Revolving Commitments and shall be deemed to be an increase to the Revolving Commitments.  The Borrower shall by written notice offer each Lender (an “Existing Lender”) the opportunity for no less than ten (10) Business Days after delivery of the notice to commit to provide its pro rata portion (based on the amount of its outstanding Revolving Loans and unused Revolving Commitments, as applicable, on the date of such notice) of any requested Incremental Extension of Credit, provided that no Existing Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees.  Any additional bank, financial institution, Existing Lender or other Person that elects to extend Incremental Extensions of Credit shall be reasonably satisfactory to the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Banks (any such bank, financial institution, Existing Lender or other Person being called an “Additional Lender”) and shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted, and the transactions contemplated, by this Section 2.20 and, as appropriate, the other Loan Documents and executed by the Borrower, each Additional Lender (to the extent appropriate) and the Administrative Agent (and, if applicable, the Collateral Agent).  Commitments in respect of Incremental Extensions of Credit shall be Revolving Commitments under this Agreement.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.20 (including voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)).  The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in such Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date).  The proceeds of the Incremental Extensions of Credit shall be used for working capital and general corporate purposes (including Permitted Acquisitions).

(b)           Each Lender that is acquiring a new or additional Revolving Commitment on the Incremental Facility Closing Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Lenders immediately prior to such Incremental Facility Closing Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Lenders pro rata based on their Revolving Commitments after giving effect to such Incremental Facility Amendment.  If there is a new borrowing of Revolving Loans on such Incremental Facility Closing Date, the Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.02.

ARTICLE III

Representations and Warranties

The Borrower and Holdings represent and warrant to the Lenders (it being understood and agreed that the representations and warranties made on or prior to the Effective Date are deemed made concurrently with, and after giving effect to, the consummation of the Transactions on the Effective Date) that:

SECTION 3.01.            Organization; Power.  Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, (i) has the power and authority and all governmental rights, qualifications, approvals, authorizations, permits, accreditations, Reimbursement Approvals, licenses and franchises material to the business of the Borrower and the Subsidiaries taken as a whole that are necessary to own its assets, to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (ii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.            Authorization; Enforceability.  The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, stockholder action.  This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.            Governmental Approvals; No Conflicts.  Except as set forth in Schedule 3.03 the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except those that are required or permitted to be obtained following consummation of the Transactions, the absence of which individually or in the aggregate are not reasonably likely to result in a Material Adverse Effect and filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to Holdings, the Borrower or any of the Subsidiaries, as applicable, except as is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any of the Subsidiaries or its assets, except as is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, (d) will not result in a Limitation on any right, qualification, approval, permit, accreditation, authorization, Reimbursement Approval, license or franchise or authorization granted by any Governmental Authority, Third Party Payor or other Person applicable to the business, operations or assets of the Borrower or any of the Subsidiaries or adversely affect the ability of the Borrower or any of the Subsidiaries to participate in any Third Party Payor Arrangement except for Limitations, individually or in the aggregate, as are not reasonably likely to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents.  There is no pending or, to the knowledge of the Borrower, threatened Limitation by any Governmental Authority, Third Party Payor or any other Person of any right, qualification, approval, permit, authorization, accreditation, Reimbursement Approval, license or franchise of the Borrower, or any Subsidiary, except for such Limitations, individually or in the aggregate, as are not reasonably likely to result in a Material Adverse Effect.  No certifications by any Governmental Authority or any Third Party Payor are required for operation of the business of the Borrower and the Subsidiaries that are not in place, except for such certifications or agreements, the absence of which do not materially and adversely affect the operation of the business.

SECTION 3.04.            Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of and for the fiscal years of Borrower ended December 31, 2008, December 31, 2009, and December 31, 2010, reported on by Ernst & Young LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied.

(b)           The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of March 31, 2011 prepared giving effect to the Transactions as if the Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) has been prepared in good faith based on assumptions (which are believed by the Borrower to be reasonable), (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly, in all material respects, the pro forma financial position of the Borrower and its subsidiaries as of March 31, 2011 as if the Transactions had occurred on such date.

(c)           No event, change, condition or state of facts has occurred that has resulted in, or is reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect since December 31, 2010.

SECTION 3.05.            Properties.

(a)           Each of Holdings, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real property material to its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, free and clear of all Liens, except for Liens expressly permitted pursuant to Section 6.02.

(b)           Schedule 3.05 sets forth the address of each real property owned by any of the Loan Parties as of the Effective Date after giving effect to the Transactions.

SECTION 3.06.            Litigation.  Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings and the Borrower, threatened against or affecting Holdings, the Borrower or any Subsidiary that would reasonably be likely to, individually or in the aggregate, (i) result in a Material Adverse Effect or (ii) adversely affect in any material respect the ability of the Loan Parties to consummate the Transactions or the other transactions contemplated hereby.

SECTION 3.07.            Compliance with Laws.  Except as is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, each of Holdings, the Borrower and the Subsidiaries is in compliance with all Requirements of Law applicable to it or its property.

SECTION 3.08.            Investment Company Status.  No Loan Party is required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.

SECTION 3.09.            Taxes.  Each of Holdings, the Borrower and each of the Subsidiaries has timely filed or caused to be filed all income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes due and payable by it (whether or not shown on such Tax returns or reports), including in their capacity as withholding agent, except any Taxes that are being contested in good faith by appropriate proceedings for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or to the extent that the failure to file such Tax returns or reports or pay such Taxes so is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  Each of Holdings, the Borrower and the Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  None of Holdings, the Borrower and the Subsidiaries is aware of any proposed or pending Tax assessment, deficiency or audit that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.10.            ERISA.  No ERISA Event has occurred, or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  Except as would not be reasonably likely, individually or in the aggregate, to result in a Material

Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan.  Except as would not be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, each employee benefit plan maintained or contributed to by the Borrower or any Subsidiary and each Plan is in compliance with the applicable provisions of ERISA and the Code.  Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Affiliate to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, are not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11.            Disclosure.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the foregoing shall not apply to any projected financial information, and with respect to such projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and as of the Effective Date.

SECTION 3.12.            Subsidiaries.  As of the Effective Date, Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries and Immaterial Subsidiaries listed on Schedule 3.12.  Schedule 3.12 sets forth the name of, and the ownership or beneficial interest of Holdings in, each subsidiary, including the Borrower, and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

SECTION 3.13.            [Reserved].

SECTION 3.14.            Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings and the Borrower, threatened, that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.15.            Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date, in each case after giving effect to any rights of indemnification, contribution or subrogation arising among the Subsidiary Loan Parties pursuant to the Collateral Agreement or by law.

SECTION 3.16.            [Reserved].

SECTION 3.17.            Reimbursement from Third Party Payors.  The accounts receivable of Holdings, the Borrower and the Subsidiaries have been and will continue to be adjusted in all material respects to reflect the reimbursement policies required by all applicable Requirements of Law and other Third Party Payor Arrangements to which Holdings, the Borrower or such Subsidiary is subject, and do not exceed in any material respect amounts the Borrower or such Subsidiary is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to usual charges.

SECTION 3.18.            Fraud and Abuse; Licenses.  To the knowledge of the Borrower and Holdings, none of Holdings, the Borrower or any Subsidiary, nor any of their respective partners, members, stockholders, officers or directors, acting on behalf of Holdings, the Borrower or any Subsidiary, have engaged on behalf of Holdings, the Borrower or any Subsidiary in any activities that are prohibited under 42 U.S.C. § 1320a-7, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn, 31 U.S.C. § 3729 et seq., or the regulations promulgated thereunder, or related Requirements of Law, or under any similar state law or regulation, or that are prohibited by binding rules of professional conduct, including (a) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment, (b) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment, (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently, (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply and (e) making any prohibited referral for designated health services, or presenting or causing to be presented a claim or bill to any individual, Third Party Payor or other entity for designated health services furnished pursuant to a prohibited referral.  Neither Holdings, the Borrower nor any Subsidiary shall be considered to be in breach of this Section 3.18 so long as (a) it shall have taken such actions (including implementation of appropriate internal controls) as may be reasonably necessary to prevent such prohibited actions and (b) such prohibited actions as have occurred, individually or in the aggregate, are not reasonably likely result in a Material Adverse Effect.

The facilities operated by the Borrower and its Subsidiaries are qualified for participation in the Government Programs in which they participate, and comply in all material respects with the conditions of participation in all Government Programs in which they participate or have participated, except for the fact that facilities newly developed by any such Person may from time to time be awaiting an initial Medicare certification and/or initial Medicare or Medicaid provider number in accordance with customary processing and certification timeframes of such Government Programs.  There is no pending or, to the Borrower’s and Holdings’ knowledge, threatened proceeding or investigation by any of the Government Programs with respect to (i) the Borrower’s or any Subsidiary’s qualification or right to participate in any Government Program in which it participates or has participated, (ii) the compliance or non-compliance by any such Person with the terms or provisions of any Government Program in which it participates or has participated, or (iii) the right of any such Person to receive or retain amounts received or due or to become due from any Government Program in which it participates or has participated, which proceeding or investigation, together with all other such proceedings and investigations, would be reasonably likely to result in a Material Adverse Effect.

SECTION 3.19.            Margin Regulations.  The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates such Regulation U.

SECTION 3.20.            [Reserved].

SECTION 3.21.            Intellectual Property; Licenses, Etc.  Holdings, the Borrower and each of its Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.  Holdings, the Borrower and its Subsidiaries in the operation of their respective businesses as currently conducted do not infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which are not reasonably likely to result in a Material Adverse Effect.  No claim or litigation regarding any of the IP Rights, owned by Holdings, the Borrower and each of its Subsidiaries, is pending or, to the knowledge of the Borrower and Holdings, threatened against Holdings, the Borrower or any of its Subsidiaries, which, either individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any copyright, patent or trademark listed in Schedule 11(a) or 11(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 11(a) or 11(b) to the Perfection Certificate are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.22.            Security Documents.

(a)           Security Agreement.  The Security Documents (other than the Mortgages) are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Documents), the Liens created by the Security Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or possession or control, as applicable, and to the extent required by the Security Documents, in each case subject to no Liens other than Liens permitted hereunder.

(b)           PTO Filing; Copyright Office Filing.  When the Collateral Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by the Collateral Agreement shall, to the extent allowed by law, constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in Patents and Trademarks (each as defined in the Collateral Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Collateral Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Effective Date).

(c)           Valid Liens.  Each Security Document (other than the Mortgages) delivered pursuant to Sections 5.12 and 5.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in (to the extent intended to be created thereby), all of the Loan Parties’ right, title and interest in and to the Collateral thereunder and (i) when all appropriate filings, recordings, registrations or notifications are made as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any such Security Document), such Security Document will constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing financing statements or possession or control, as applicable, and to the extent required by the Security Documents, in each case subject to no Liens other than Liens permitted hereunder.

(d)           Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent, for the benefit of the Lenders, legal, valid and enforceable first priority Liens on, and security interests in, all of the right, title and interest of the Loan Party that is a party thereto in and to the Mortgaged Property described therein, subject only to Permitted Encumbrances or other Liens acceptable to the Collateral Agent, and when such Mortgage is filed in the applicable offices (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 5.12 and 5.13, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.12 and 5.13), such Mortgage shall constitute fully perfected Liens on, and security interests in, all right, title and interest of such Loan Party in the Mortgaged Property.

SECTION 3.23.            Environmental Compliance.

(a)           Except with respect to any matters that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect, neither Holdings, the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit or to provide any notification required under any Environmental Law or has become subject to any Environmental Liability or is conducting or financing any investigation, response or corrective action pursuant to any Environmental Law at any location; or (ii) knows of any basis for Environmental Liability.

(b)           Except as not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, to the Borrowers knowledge, (i) none of the properties currently or formerly owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list or is adjacent to any such property; (ii) there has been no Release of Hazardous Materials by any Person on any property currently or formerly owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries and there has been no Release of Hazardous Materials by Holdings, the Borrower or any of its Subsidiaries at any other location.

(c)           To the Borrowers knowledge, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by Holdings, the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01.            Effective Date.  The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived):

(a)           The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Davis Polk & Wardwell, special New York counsel for Holdings and the Borrower, substantially in the form of Exhibit B-1 and (ii) Waller Lansden Dortch & Davis, LLP, special Tennessee counsel for Holdings and the Borrower, substantially in the form of Exhibit B-2.

(c)           The Administrative Agent shall have received (x) such certificates of resolutions or other action, incumbency certificates and/or other certificates of the secretary or assistant secretary of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each officer thereof authorized to act as an officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (y) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the existence and good standing of each Loan Party and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the condition set forth in paragraphs (a) and (b) of Section 4.02.

(e)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f)            The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and such other searches as the Administrative Agent may reasonably request (including intellectual property, tax and judgment searches) and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released, provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance with the Collateral and Guarantee Requirement by any Loan Party.

(g)           The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect, together with the certificates of insurance, naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies (including flood insurance policies) required by Section 5.07.

(h)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming that since December 31, 2010, there has not been any change, event, condition, circumstance or state of facts, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(i)            The Transactions shall have been consummated or shall be consummated substantially simultaneously with the Effective Date.

(j)            The Administrative Agent shall have received such pay-off letters and other evidence regarding the repayment of the Existing Credit Facility and the release of all liens or security interests related thereto as it shall reasonably require and the redemption, exchange or repurchase of approximately $156 million in principal amount of the Existing Notes.

(k)           The Administrative Agent shall have received all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, including the information described in Section 9.14.

(l)            The Administrative Agent shall have received the Intercreditor Agreement, fully executed by the trustee for the holders of the Senior Secured Notes and the Administrative Agent, and acknowledged by the Loan Parties.

(m)          The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to the Administrative Agent, dated the Effective Date and signed by a Financial Officer of Borrower.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.            Each Credit Event.  The obligation of each Lender to make any Loan and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)           The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation and warranty (as so qualified) shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation and warranty (as so qualified) shall be true and correct in all respects) as of such earlier date).

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts then due and payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.            Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a)           within 90 days (or such shorter period as the SEC shall specify for the filing of annual reports on Form 10-K if the Borrower is subject to the reporting requirements of the Exchange Act) after the end of each fiscal year of the Borrower commencing with the fiscal year ended December 31, 2011, (i) its audited consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, and the related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing or otherwise reasonably satisfactory to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) a “management’s discussion and analysis of financial condition and results of operations” that describes the financial condition and results of operations of the Borrower and its consolidated Subsidiaries;

(b)           within 45 days (or such shorter period as the SEC shall specify for the filing of quarterly reports on Form 10-Q if the Borrower is subject to the reporting requirements of the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending June 30, 2011, (i) its unaudited consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) if at any time the Borrower is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a “management’s discussion and analysis of financial condition and results of operations” that describes the financial condition and results of operations of the Borrower and its consolidated Subsidiaries;

(c)           concurrently with any delivery of financial statements under Section 5.01(a) or (b), a certificate of a Financial Officer (i) certifying to his or her knowledge as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (iii) certifying as to the calculation of Consolidated Adjusted EBITDA for the four fiscal quarter period ending on the date of such financial statements and accompanied by reasonably detailed supporting evidence and (iv) certifying as to the applicable Senior Secured Leverage Ratio and Consolidated Interest Coverage Ratio, accompanied by reasonably detailed supporting evidence;

(d)           concurrently with any delivery of financial statements under Section 5.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default due to any failure to comply with Section 6.12 and, if such knowledge has been obtained, describing such Event of Default (which certificate may be limited to the extent required by accounting policies, rules or guidelines);

(e)           within 45 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year) and, promptly when available, any material revisions of such budget approved by the Board of Directors of Borrower;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, as applicable;

(g)           simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(h)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) may (to the extent any such documents are included in materials otherwise filed with the SEC) be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 5.01 or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate of the Financial Officer required by Section 5.01(c) to the Administrative Agent.  Except for such certificate of the Financial Officer, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02.            Notices of Material Events.  Holdings and the Borrower will furnish to the Administrative Agent (for distribution to each Lender), through the Administrative Agent, written notice of the following promptly after obtaining knowledge thereof:

(a)           the occurrence of any Default or Event of Default; and

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Subsidiary that is reasonably likely to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.            Information Regarding Collateral.  The Borrower will furnish to the Collateral Agent prompt written notice (but in no event later than 30 days) of any change (i) in any Loan Party’s correct legal name, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in any Loan Party’s organizational identification number or (iv) in the location of the chief executive office of any Loan Party; provided that Borrower shall not be required to provide notice of any transaction permitted by Section 6.03(a).  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the extent required by the Security Documents.

SECTION 5.04.            Existence; Conduct of Business.  Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, accreditations, authorizations, Reimbursement Approvals, licenses, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect and provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or asset sales or other dispositions permitted under Section 6.03 or 6.05.

SECTION 5.05.            Payment of Obligations.  Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) such contest effectively suspends the enforcement of any Lien securing such obligation or (ii) the failure to make such payment is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.06.            Maintenance of Properties.  Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and fire or other casualty excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07.            Insurance.  Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies (which may include self-insurance), (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents.  All such insurance shall name the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be.

SECTION 5.08.            [Reserved].

SECTION 5.09.            Books and Records; Inspection and Audit Rights.  Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in accordance with GAAP.  Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, including any information relating to actual or potential compliance with or liability under Environmental Laws, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower shall be provided the opportunity to participate in any such discussions with its independent accountants), all at such reasonable times and as often as reasonably requested.

SECTION 5.10.            Compliance with Laws.  Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to comply with all Requirements of Law (except in such instances in which such Requirement of Law is being contested by appropriate proceedings diligently conducted), including ERISA and Environmental Laws, applicable to it, its operations and all property owned, operated and leased by any of them, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.11.            Use of Proceeds and Letters of Credit.  The proceeds of the Revolving Loans (except as described above), Swingline Loans and Letters of Credit will be used only for working capital and for other general corporate purposes (including Permitted Acquisitions and payments in respect of the Existing Notes otherwise allowed herein).  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.12.            Additional Subsidiaries.  If any additional wholly owned Restricted Subsidiary of Borrower is formed or acquired after the Effective Date (or if any wholly owned Restricted Subsidiary of Borrower that is an Immaterial Subsidiary, CFC Holdco, Excluded Domestic Subsidiary, Specified Subsidiary or Unrestricted Subsidiary that is not a Subsidiary Loan Party ceases to qualify as an Immaterial Subsidiary, CFC Holdco, Excluded Domestic Subsidiary or Specified Subsidiary, as applicable, or be an Unrestricted Subsidiary) the Borrower will, promptly and in any event within 30 days of such event, notify the Collateral Agent and the Administrative Agent thereof and within 60 days of such event cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in such Restricted Subsidiary; provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance, or exceptions from compliance, with the provisions of this paragraph by any Restricted Subsidiary.

SECTION 5.13.            Further Assurances.

(a)           Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied or to enable the Collateral Agent to exercise any rights or remedies under the Loan Documents, all at the expense of the Loan Parties.  Each of Holdings and the Borrower also agrees to provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           If any material assets (including any real property (other than any leased real property), other than any owned real property with a fair value of less than $5,000,000), are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof), the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to the Lien of the Security Documents securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.13(a), all at the expense of the Loan Parties, all within 90 days of such request, provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with the provisions of this paragraph by any Loan Party.  Notwithstanding anything to the contrary in this Agreement or any Security Document, no Loan Party shall be required to pledge or grant security interests in particular assets if, in the reasonable judgment of the Administrative Agent or the Collateral Agent, the costs of creating or perfecting such pledges or security interests in such assets (including any mortgage, stamp, intangibles or other Tax) are excessive in relation to the benefits to the Lenders therefrom

SECTION 5.14.            Environmental Matters.  Except to the extent that the failure to do so is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, Holdings and the Borrower will (a) comply, and take all reasonable actions to cause its lessees to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and necessary for its ownership or leasing of its properties; and (c) in each case to the extent Holdings, the Borrower or any Restricted Subsidiary is required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials at, on, under or emanating from any affected property, in accordance with the requirements of such Environmental Laws.

SECTION 5.15.            Designation of Subsidiaries.

(a)           The Borrower may at any time after the Effective Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a pro forma basis, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance with the Financial Performance Covenants as of the last day of the most recent period in respect of which financial statements shall have been required to be delivered pursuant to Section 5.01(a) or (b) (or if prior to the first time such financial statements are so required to be delivered, as of the last day of the most recent period for which financial statements of the Borrower and its Restricted Subsidiaries are available) (it being understood that as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer setting forth in reasonable detail the calculations demonstrating such compliance) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if (A) it is a “Restricted Subsidiary” for the purpose of any other Indebtedness of Holdings or the Borrower or (B) the Borrower or any Restricted Subsidiary provides any Guarantee or credit support of any kind, including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness (other than the pledge of Equity Interests of Unrestricted Subsidiaries) of any Indebtedness of such Unrestricted Subsidiary or is directly or indirectly liable on such Indebtedness, as a guarantor or otherwise or any Indebtedness of such Unrestricted Subsidiary contains a default that would permit, upon notice, lapse of time or both, any holder of any Indebtedness of Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s or its Subsidiary’s (as applicable) investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) to the extent not otherwise increasing the Available Amount, a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

(b)           If, at any time, a Restricted Subsidiary would fail to meet the requirements set forth in the definition of “Qualified Restricted Subsidiary”, it will thereafter cease to be a Qualified Restricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not a Qualified Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.01, the Borrower will be in default of such covenant.  The Chief Executive Officer or Chief Financial Officer of the Borrower may at any time designate any Restricted Subsidiary not to be a Qualified Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Restricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 6.01 and (2) no Default or Event of Default would be in existence upon or following such designation.  In the event (x) a Restricted Subsidiary fails to meet the requirements to be a Qualified Restricted Subsidiary or (y) the Chief Executive Officer or Chief Financial Officer designates a Qualified Restricted Subsidiary not to be a Restricted Subsidiary, then all Investments in such Subsidiary since the Effective Date shall be deemed to be an incurrence under Section 6.04(xv) and to consequently reduce amounts available under Section 5.15(a)(iv), the proviso to Section 6.04(i) and Section 6.04(xv).  The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer setting forth any such designation as a condition precedent to such designation.

(c)           Except to the extent restricted pursuant to any Permitted Payment Restrictions, the Borrower shall, and shall cause each Restricted Subsidiary to, cause each Qualified Restricted Subsidiary to declare and pay regular monthly, quarterly, semiannual or annual dividends or distributions to the holders of its Equity Interests in an amount equal to substantially all of the available cash flow of such Qualified Restricted Subsidiary for such period as determined in good faith by the Board of Directors of such Qualified Restricted Subsidiary, subject to fiduciary duties applicable to such Board of Directors and such ordinary and customary reserves and other amounts as, in the good faith judgment of such individuals, may be necessary so that the business of such Qualified Restricted Subsidiary may be properly and advantageously conducted at all times, including amounts for operations, Capital Expenditures and debt service of such Qualified Restricted Subsidiary.

SECTION 5.16.            Post-Closing Obligations.  Within thirty (30) days following the Effective Date (as such date may be extended by the Collateral Agent, in its sole discretion, in writing), the Borrower shall have delivered to the Collateral Agent original stock certificates representing all Equity Interests held by the Borrower or any Subsidiary Loan Party in Houston PSC—I, Inc., NSC Edmond, Inc., SARC/Savannah, Inc. and SMBIMS Tuscaloosa, Inc., in each case together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts then due and payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.            Indebtedness; Certain Equity Securities.

(a)           The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly create, incur, issue, guarantee or assume or otherwise become directly or indirectly liable for any Indebtedness, contingently or otherwise, except:

(i)            Indebtedness created under the Loan Documents;

(ii)           Indebtedness of Loan Parties evidenced by (A) the Existing Notes, (B) the Senior Secured Notes and (C) Permitted Refinancing Indebtedness in respect of such Existing Notes and Senior Secured Notes;

(iii)          Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness (A) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus accrued interest and premium thereon and reasonable fees and expenses incurred in connection therewith), (B) shall not have an earlier maturity date or a decreased weighted average life than the Indebtedness being extended, renewed or replaced, (C) if applicable, shall be subordinated to the Obligations on the same terms (or, from a Lender’s perspective, better terms) as the Indebtedness being extended, renewed or replaced, and (D) there is no obligor of such Indebtedness that is not an obligor of such Indebtedness on the Effective Date;

(iv)          Indebtedness of the Borrower owed to any Restricted Subsidiary and of any Restricted Subsidiary owed to the Borrower or another Restricted Subsidiary; provided that in the case of any such Indebtedness of a Restricted Subsidiary owed to the Borrower or a Subsidiary Loan Party, such Indebtedness is evidenced by a Pledged Note to the extent required by the Collateral and Guarantee Requirement;

(v)           Indebtedness of Loan Parties in respect of the Exchangeable PIK Notes (including any increase in such Indebtedness due to the accretion of the principal amount thereof pursuant to the terms thereof (so long as the rate of such accretion is not increased following the Effective Date)) and Permitted Refinancing Indebtedness in respect thereof;

(vi)          Guarantees by the Borrower of Indebtedness of any Qualified Restricted Subsidiary and by any Qualified Restricted Subsidiary of Indebtedness of the Borrower or any other Qualified Restricted Subsidiary, provided that the Indebtedness so Guaranteed would have otherwise been permitted to be incurred by Borrower or the Guaranteeing Qualified Restricted Subsidiary under another clause of this Section 6.01;

(vii)         (A) Indebtedness of the Borrower or any Restricted Subsidiary that was assumed in connection with a Permitted Acquisition, which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof and Permitted Refinancing Indebtedness in respect thereof, (B) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the design, acquisition, construction, lease installation or improvement of any property (real or personal), fixed or capital assets, including Capital Lease Obligations (whether through their direct purchase or purchase of Equity Interest of a Person owing such property) and extensions, renewals and replacements thereof, and (C) any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness permitted by this Section 6.01(a)(vii) shall not exceed $50.0 million at any one time outstanding;

(viii)        Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(ix)           Indebtedness of the Borrower or any Restricted Subsidiary in respect of (i) performance bonds, bid bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business, and (ii) appeal bonds;

(x)            Indebtedness of any Loan Party pursuant to Swap Agreements permitted by Section 6.07;

(xi)           [Reserved];

(xii)          Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(xiii)         Indebtedness in respect of promissory notes issued to physicians, consultants, employees or directors or former employees, consultants or directors in connection with repurchases of Equity Interests permitted by Section 6.08(iii)

(xiv)        Guarantees by any Loan Party of Indebtedness of a Non-Consolidated Entity in compliance with Section 6.04(xv);

(xv)         Indebtedness of the Borrower or any Restricted Subsidiary; provided that the aggregate principal amount of Indebtedness permitted by this Section 6.01(a)(xv) shall not exceed $20.0 million;

(xvi)        Indebtedness of the Borrower or any Restricted Subsidiary; provided that after giving effect to the incurrence of such Indebtedness, the Borrower’s Fixed Charge Coverage Ratio shall be at least 2.0:1.0 as of the last day of the most recent period in respect of which financial statements shall have been required to be delivered pursuant to Section 5.01(a) or (b) (or if prior to the first time such financial statements are so required to be delivered, as of the last day of the most recent period in respect of which financial statements of the Borrower and its Restricted Subsidiaries are available) and Permitted Refinancing Indebtedness in respect thereof; provided that the maximum amount of Indebtedness that may be incurred by (or be an obligation of) a Restricted Subsidiary that is not a Subsidiary Loan Party under this Section 6.01(a)(xvi) shall be $10.0 million outstanding at any time and such Indebtedness of such a Restricted Subsidiary that is not a Subsidiary Loan Party may be secured to the extent permitted by Section 6.02(xvii); and

(xvii)       Subordinated Indebtedness of Borrower or a Subsidiary Loan Party in an aggregate outstanding principal amount not to exceed (x) $50.0 million outstanding at any time if after giving effect the incurrence of such Indebtedness, the Borrower’s Senior Secured Leverage Ratio is greater than 4.50 to 1.0 as of the last day of the most recent period in respect of which financial statements shall have been required to be delivered pursuant to Section 5.01(a) or (b) (or if prior to the first time such financial statements are so required to be delivered, as of the last day of the most recent period in respect of which financial statements of the Borrower and its Restricted Subsidiaries are available) and (y) $100.0 million outstanding at any time if after giving effect the incurrence of such Indebtedness, the Borrower’s Senior Secured Leverage Ratio is less than or equal to 4.50 to 1.0 as of the last day of the most recent period in respect of which financial statements shall have been required to be delivered pursuant to Section 5.01(a) or (b) (or if prior to the first time such financial statements are so required to be delivered, as of the last day of the most recent period in respect of which financial statements of the Borrower and its Restricted Subsidiaries are available).

(b)           All Indebtedness incurred pursuant to this Section 6.01 of any Loan Party owed to any Subsidiary or Non-Consolidated Entity that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent; provided that, notwithstanding the foregoing, such Indebtedness shall only be subordinated to the extent permitted by applicable laws or regulations.

(c)           For purposes of determining compliance with this Section 6.01, in the event that an item of proposed Indebtedness meets the criteria of more than one of the exceptions permitted above, the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

SECTION 6.02.            Liens.  The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)            Liens created by the Loan Documents;

(ii)           Permitted Encumbrances;

(iii)          any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02 and any renewals or extensions thereof; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon);

(iv)          any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset or Equity Interests of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as applicable, (B) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as applicable, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon);

(v)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary, provided that (A) such security interests secure Indebtedness permitted by Section 6.01(a)(vii), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within one year after such acquisition or the completion of such construction or improvement and (C) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon);

(vi)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(vii)         Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(viii)        Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or another Subsidiary Loan Party in respect of Indebtedness owed by such Restricted Subsidiary to the Borrower or such Loan Party;

(ix)           licenses or sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Restricted Subsidiary;

(x)            Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xi)           Liens that are contract rights of set-off (i) relating to the establishment of depositary relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xii)          Liens solely on any cash earned money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(xiii)         Liens in favor of a Loan Party securing Indebtedness permitted under Section 6.01(a)(iv);

(xiv)        Liens on Collateral securing Indebtedness incurred pursuant to Section 6.01(a)(xvi) so long as after giving effect to such incurrence and such Liens the Senior Secured Leverage Ratio of the Borrower shall be equal to or less than 5.75 to 1.0 as of the last day of the most recent period in respect of which financial statements shall have been required to be delivered pursuant to Section 5.01(a) or (b) (or if prior to the first time such financial statements are so required to be delivered, as of the last day of the most recent period in respect of which financial statements of the Borrower and its Subsidiaries are available); provided that such Liens and Indebtedness are subject to (A) the Intercreditor Agreement in the capacity of First Lien Obligations (other than Priority Payment Lien Obligations) or (B) another intercreditor agreement whereby the Secured Parties have the same (or higher) priority in payment from the proceeds of Collateral over the holders such Indebtedness that the holders of Priority Payment Lien Obligations have over the holders of other First Lien Obligations under the Intercreditor Agreement;

(xv)         Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (i) Governmental Reimbursement Program Costs in the ordinary course of business and (ii) other actions or claims pertaining to the same or related matters or other Government Programs in the ordinary course of business, provided that the Borrower and its Restricted Subsidiaries, in each case, shall have established adequate reserves for such claims or actions;

(xvi)        Liens of sellers of goods to the Borrower and any of its Restricted Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(xvii)       Liens securing Indebtedness incurred by a Restricted Subsidiary that is not a Subsidiary Loan Party pursuant to Section 6.01(a)(xvi); provided that such Liens shall only extend to the assets of such Restricted Subsidiary and shall only secure the amount of Indebtedness incurred by such Restricted Subsidiary pursuant to Section 6.01(a)(xvi); and

(xviii)      other Liens securing Indebtedness and other obligations in an aggregate amount not exceeding $15,000,000 at any time; provided that to the extent such Liens are on Collateral,

the holders of such Indebtedness or other obligations (or their representative) are party to and such Liens are subject to the Intercreditor Agreement (other than in the capacity as Priority Payment Lien Obligations).

SECTION 6.03.            Fundamental Changes.

(a)           The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) any Person may merge into the Borrower in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not the Borrower, such Person expressly assumes, in writing, all the obligations of the Borrower under the Loan Documents, (ii) any Person may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger is a Subsidiary Loan Party or a Qualified Restricted Subsidiary, is or becomes a Subsidiary Loan Party and/or Qualified Restricted Subsidiary, as applicable, concurrently with such merger, (iii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iv) any Restricted Subsidiary that is not a wholly owned Subsidiary of Borrower may merge with any Person other than a Loan Party, provided that such Restricted Subsidiary repays any Indebtedness owing to any Loan Party prior to or in connection with such merger, (v) any asset sale permitted by Section 6.05(g) may be effected through the merger of a Restricted Subsidiary with a third party and (vi) any Qualified Restricted Subsidiary may merge with any Person other than a Loan Party in connection with a Permitted Acquisition, provided that any such merger referred to in clauses (i), (ii) or (iv) above involving a Person that is not a Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)           The Borrower will not, will not permit any Restricted Subsidiary to, engage to any material extent in any business other than a Permitted Business.

SECTION 6.04.            Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, nor will it permit any Restricted Subsidiary to, purchase or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary of Borrower prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or assets or division constituting a business unit (collectively, “Investments”), except:

(i)            Permitted Acquisitions; provided that the aggregate amount of consideration paid (other than consideration consisting of Equity Interests (other than Disqualified Equity Interests) in Holdings) for all Permitted Acquisitions of Non-Consolidated Entities and Restricted Subsidiaries that are not Qualified Restricted Subsidiaries together with the aggregate amount of Investments made pursuant to Section 6.04(xv) shall not exceed the greater of (x) $150,000,000 and (y) 15.0% of Total Assets at the time made (measured on the date each such Investment was made and without giving effect to subsequent changes in value);

(ii)           Cash Equivalents;

(iii)          Investments set forth on Schedule 6.04 and extensions, modifications or renewals of such Investments (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Effective Date, of the original Investment so extended, modified or renewed);

(iv)          Investments by the Borrower and the Restricted Subsidiaries in (i) Loan Parties (other than Holdings) and (ii) Equity Interests in Qualified Restricted Subsidiaries or any Person that is a Non-Consolidated Entity or a Restricted Subsidiary that is not a Qualified Restricted Subsidiary but will in each case be a Qualified Restricted Subsidiary upon such Investment;

(v)           loans or advances made by the Borrower to any Qualified Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any Qualified Restricted Subsidiary; provided that any such loans and advances made by a Loan Party shall be evidenced by Pledged Notes pledged in accordance with the Collateral and Guarantee Requirement;

(vi)          Guarantees constituting Indebtedness permitted by Section 6.01; provided that if at the time of and after giving effect to any Guarantee (and without limiting the foregoing) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Qualified Restricted Subsidiaries that is Guaranteed by the Borrower or any Qualified Restricted Subsidiary during any period of twelve consecutive months shall exceed $23,000,000 (with any amount not used during such period permitted to be carried forward to any subsequent period) (in each case, measured on the date each such Investment was made and without giving effect to subsequent changes in value), such Guarantee shall not be permitted; provided further that substantially all of the business activities of any such Restricted Subsidiary that is not a Qualified Restricted Subsidiary whose Indebtedness is so Guaranteed consists of owning or operating a Center;

(vii)         receivables or other trade payables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business;

(viii)        Investments consisting of Equity Interests, obligations, securities or other property received (x) in settlement of delinquent accounts of and disputes with customers and suppliers in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary, (y) in satisfaction of judgments or (z) in settlement of or as a result of foreclosure with respect to any secured Investment;

(ix)          Investments by the Borrower or any Restricted Subsidiary in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(x)           loans or advances by the Borrower or any Restricted Subsidiary to employees (a) made for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (b) otherwise not exceeding $2,500,000 in the aggregate at any time outstanding (measured on the date each such Investment was made and without giving effect to subsequent changes in value);

(xi)          Investments in the form of Swap Agreements permitted by Section 6.07;

(xii)         Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(xiii)        Investments received in connection with the dispositions of assets permitted by Section 6.05;

(xiv)        Investments constituting (x) deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances” or (y) negotiable instruments held for collection;

(xv)         Investments in Non-Consolidated Entities having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (xv) and the proviso to clause (i) that are at the time outstanding, not to exceed the greater of $150.0 million and 15.0% of Total Assets at the time (measured on the date each such Investment was made and without giving effect to subsequent changes in value); provided further, that substantially all of the business activities of any such Non-Consolidated Entity consist of a Permitted Business;

(xvi)        repurchases of (x) the Senior Secured Notes, (y) the Existing Notes and (z) the Exchangeable PIK Notes (in the case of (y) and (z), to the extent permitted by restrictions set forth in Section 6.14(B));

(xvii)       Guarantees by the Borrower or any Restricted Subsidiary of real estate and leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(xviii)      advances to any Person in the ordinary course of business provided that (i) such advances when made are expected to be repaid within 270 days of such advance and (ii) the aggregate amount of all advances made pursuant to this Section 6.04(xviii) does not exceed $23,000,000 at any time outstanding (measured on the date each such Investment was made and without giving effect to subsequent changes in value);

(xix)        Investments consisting of amounts potentially due from a seller of property in a Permitted Acquisition that (i) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions and (ii) are outstanding for a period of one hundred twenty (120) days or less following the closing of such Permitted Acquisition;

(xx)         so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect thereto, the Senior Secured Leverage Ratio as of the last day of the most recent period for which financial statements shall have been required to be delivered pursuant to Section 5.01(a) or (b) (or if prior to the first time such financial statements are so required to be delivered, as of the last day of the most recent period in respect of which financial statements of the Borrower and its Subsidiaries are available) is less than 4.50 to 1.00, Investments at any time not to exceed the Available Amount at such time (measured on the date each such Investment was made and without giving effect to subsequent changes in value);

(xxi)        Investments at any time in an aggregate amount not to exceed the difference between (x) to the extent not increasing the Available Amount and not constituting Excluded Contributions or a Cure Amount, the amount of Net Proceeds received by the Borrower from the issuance of any of Holdings’s Qualified Equity Interests (or capital contributions to the Borrower)

and (y) all Investments made prior to such time pursuant to this Section 6.04(xxi) (to the extent not increasing the Available Amount, net of cash returns on any such Investments to, or reduction in the amount of Investments constituting Guarantees made by, the Borrower or any Qualified Restricted Subsidiary) and the aggregate amount of all Restricted Payments made pursuant to Section 6.08(xiv) (measured on the date each such Investment was made and without giving effect to subsequent changes in value);

(xxii)          Investments not otherwise permitted by the foregoing clauses in an amount not to exceed $25,000,000 in the aggregate at any time outstanding (measured on the date each such Investment was made and without giving effect to subsequent changes in value);

(xxiii)         Investments made using Excluded Contributions; and

(xxiv)         to the extent it would otherwise an Investment, the making of a Restricted Payment permitted by Section 6.08;

provided, however, that if any Investment pursuant to Section 6.04(i), 6.04(vi), 6.04(xv) or 6.04(xviii) is made in any Person that is not a Qualified Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Qualified Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) (but not subject to the proviso thereof), (iv) or (v) above, as appropriate, and shall cease to have been made pursuant to Section 6.04(vi), 6.04(xv) or 6.04(xviii) or the proviso to Section 6.04(i), as applicable, for as long as such Person continues to be a Qualified Restricted Subsidiary (it being understood that if such Person thereafter ceases to be a Qualified Restricted Subsidiary of the Borrower, such Investment will again be deemed to have been made pursuant to Section 6.04(vi), 6.04(xv) or 6.04(xvi) or the proviso to Section 6.04(i), as applicable; provided, further, that substantially all of the business activities of any such Person consists of a Permitted Business.

SECTION 6.05.            Asset Sales.  The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary in compliance with Section 6.04), except:

(a)           sales, transfers and dispositions of (i) inventory in the ordinary course of business, (ii) used, obsolete, worn out, no longer used or useful or surplus equipment or property and (iii) the sale or other disposition of cash and Cash Equivalents;

(b)           sales, transfers and dispositions to a Loan Party (other than Holdings) or any Subsidiary, provided that any such sales, transfers or dispositions from the Borrower or a Restricted Subsidiary to an Unrestricted Subsidiary or from the Borrower or a Qualified Restricted Subsidiary to a Restricted Subsidiary that is not a Qualified Restricted Subsidiary or a Subsidiary Loan Party are permitted under Section 6.04;

(c)           sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d)           sales, transfers and dispositions of property to the extent such property constitutes an investment permitted by Sections 6.04(ii), (viii) or (xii);

(e)           sale and leaseback transactions permitted by Section 6.06;

(f)            dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;

(g)           sales, transfers and other dispositions of assets that are not permitted by any other paragraph of this Section 6.05, provided that the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) (excluding any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $250,000) shall not exceed 5% of Total Assets during any fiscal year of the Borrower (measured as of the start of such fiscal year);

(h)           exchanges of property for similar replacement property for fair value;

(i)            Investments in compliance with Section 6.04 and Restricted Payments in compliance with Section 6.08;

(j)            licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries;

(k)           the sale of Equity Interests in (i) any Subsidiary or Non-Consolidated Entity to a Strategic Investor and (ii) an Unrestricted Subsidiary;

(l)            sales, transfers and dispositions described on Schedule 6.05; and

(m)          any disposition of assets by any Restricted Subsidiary that is not wholly owned by the Borrower or a Subsidiary Loan Party and all or substantially all of whose property consists of a Center and assets related to the operations of such Center; provided that the Net Proceeds of such disposition are promptly (and in any event within five Business Days) applied first to satisfy the Indebtedness evidenced by any Pledged Note(s) issued by such Restricted Subsidiary to any Loan Party (other than Holdings);

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a), (b), (c), (f), (i) and (j) above) shall be made for Fair Market Value and (other than those permitted by paragraphs (a), (b), (c), (f), (h), (i) and (j) above) for at least 75% cash consideration (with each of the following being deemed to be cash for such purpose: (i) Cash Equivalents, (ii) any liabilities (as shown on the Borrower’s most recent consolidated balance sheet required to be delivered pursuant to Section 5.01(a) or (b) (or if prior to the first time such a consolidated balance sheet is so required to be delivered, the most recent date for which a consolidated balance sheet of the Borrower and its Restricted Subsidiaries is available)) of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to any of the Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or the applicable Restricted Subsidiary from further liability, (iii) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion, (iv) any Designated Noncash Consideration received by the Borrower or a Restricted Subsidiary in connection with the sale or contribution of assets by the Borrower or a Restricted Subsidiary to a joint venture with a Strategic Investor, provided, further, that in the case of this clause (iv), (x) any such Designated Noncash Consideration that is converted into Cash Equivalents shall be treated as Net Proceeds in the manner set forth below and (y) in the event such Designated Noncash Consideration is an Investment in a Non-Consolidated Entity, Restricted Subsidiary that is not a Qualified Restricted Subsidiary or an Unrestricted Subsidiary, such Designated Noncash Consideration shall be deemed to have been acquired and consequently reduce amounts available under Sections 5.15(a), and 6.04(xx) and (v) other Designated Noncash Consideration the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this clause (v) (and not subsequently converted into Cash Equivalents that are treated as Net Proceeds), does not exceed 5% of Total Assets at the time of receipt since the Effective Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

SECTION 6.06.            Sale and Leaseback Transactions.  The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (x) any such sale of any fixed or capital assets of the Borrower or any Restricted Subsidiary which sale is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset or (y) sale and leaseback transactions with respect to properties acquired after the Effective Date, where the Fair Market Value of such properties in the aggregate does not to exceed $20,000,000.

SECTION 6.07.            Swap Agreements.  The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of the Restricted Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.08.            Restricted Payments.  The Borrower will not, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)            the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock (other than Disqualified Equity Interests), and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock (other than Disqualified Equity Interests);

(ii)           Restricted Subsidiaries may declare and pay dividends ratably with respect to their capital stock, membership or partnership interests or other similar Equity Interests;

(iii)          Borrower may declare and pay dividends or make other distributions to Holdings, the proceeds of which are used by Holdings or a Parent to (i) purchase or redeem Equity Interests of Holdings or a Parent acquired by former or current employees, consultants or directors of Holdings, the Borrower or any Restricted Subsidiary or (ii) pay principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests, provided that the aggregate amount of such dividends or other distributions under this Section 6.08(iii) shall not exceed in any fiscal year of

Borrower $5,000,000 (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years of Borrower); provided that any cancellation of Indebtedness owing to the Borrower in connection with and as consideration for a repurchase of Equity Interests of Holdings (or a Parent) shall not be deemed to constitute a Restricted Payment for purposes of this Section 6.08(iii), so long as such Indebtedness was incurred solely for the purpose of purchasing such Equity Interests; provided further that such amount in any calendar year may be increased by an amount not to exceed (1) the cash proceeds of key man life insurance policies received by Holdings (to the extent such proceeds are contributed to the Borrower and not used to fund any Restricted Payments other than those made pursuant to this Section 6.08(iii)) or any Borrower or any Restricted Subsidiary after the Effective Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clause (1) above in any calendar year) less (2) the amount of any Restricted Payments previously made pursuant to clause (1) of this Section 6.08(iii);

(iv)          the Borrower may make Restricted Payments to Holdings to be used by Holdings solely to pay (or to make Restricted Payments to allow a Parent to pay) its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Holdings or a Parent, provided that such Restricted Payments shall not exceed $3,000,000 in any calendar year or to be used by Holdings to pay fees and expenses (other than to its Affiliates) relating to any unsuccessful debt or equity offering;

(v)           the Borrower may make Restricted Payments to Holdings in an amount necessary to enable Holdings to pay (or make Restricted Payments to allow a Parent to pay) the portion of any consolidated, combined or similar Taxes directly attributable to (or arising as a result of) the operations of the Borrower and the Restricted Subsidiaries, provided that (A) the amount of such Restricted Payments shall not exceed the lesser of (x) the Tax liabilities that the Borrower and the Restricted Subsidiaries would have been required to pay in respect of such federal, state, local and/or foreign Taxes (as applicable) were the Borrower and the Restricted Subsidiaries to pay such Taxes as stand-alone taxpayers less any such Tax payable directly by the Borrower or any Restricted Subsidiary or (y) the actual liabilities of the Parent group on a consolidated, combined or similar basis and (B) all Restricted Payments made to Holdings or a Parent pursuant to this clause (v) are used by Holdings or a Parent for the purposes specified herein within 20 days of the receipt thereof;

(vi)          the Borrower may make Restricted Payments to Holdings to pay management, consulting and advisory fees to the Sponsor or any Sponsor Affiliate and to reimburse any related expenses to the extent permitted by Section 6.09(j) or (r);

(vii)         the Borrower and the Restricted Subsidiaries may make additional Restricted Payments (and Holdings may make Restricted Payments with such amounts received from the Borrower) in an aggregate amount throughout the term of this Agreement not exceeding $5,000,000;

(viii)        so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect thereto, the Senior Secured Leverage Ratio as of the last day of the most recent period for which financial statements shall have been required to be delivered pursuant to Section 5.01(a) or (b) (or if prior to the first time such financial statements are so required to be delivered, as of the last day of the most recent period in respect of which financial statements of the Borrower and its Restricted Subsidiaries are available)

is less than 4.50 to 1.00, Restricted Payments at any time not to exceed the Available Amount at such time;

(ix)                the Transaction Costs;

(x)                 Investments in non-wholly owned Subsidiaries of Borrower or Non-Consolidated Entities, in each case permitted by Section 6.04 that would otherwise constitute Restricted Payments;

(xi)                the purchase, redemption or other acquisition or retirement for value of Equity Interests of a Qualified Restricted Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the Fair Market Value of such Equity Interests;

(xii)               each Restricted Subsidiary may make Restricted Payments to any Loan Party (other than Holdings);

(xiii)              the Borrower may cause Holdings to issue common stock and options, warrants or other equity awards with respect to its common stock under any stock option, stock incentive or similar plan approved by the direct or indirect shareholders of the Borrower (including deferred purchases under the deferred stock purchase program) and repurchase such Equity Interests to the extent (x) such repurchase is deemed to occur upon the exercise of such options, warrants or other equity awards and (y) such Equity Interests represent a portion of the purchase price of such options, warrants or other equity awards;

(xiv)              the Borrower may make Restricted Payments to Holdings in an aggregate amount not to exceed the cash proceeds (to the extent such proceeds are not used to increase the Available Amount and do not constitute Excluded Contributions or a Cure Amount) received by Holdings from a substantially concurrent issue of new shares of Holdings’ Qualified Equity Interests and contributed to the Borrower less the amount of Investments made pursuant to Section 6.04(xxi);

(xv)               the Borrower may declare and make payments under the outstanding warrants of the Borrower described on Schedule 6.08 and repurchase any of the foregoing; and

(xvi)              Restricted Payments made using Excluded Contributions.

SECTION 6.09.            Transactions with Affiliates.  The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate consideration in excess of $5,000,000, except:

(a)           transactions that are at prices and on terms and conditions substantially not less favorable to the Borrower or such Restricted Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties,

(b)           transactions between or among the Borrower and Qualified Restricted Subsidiaries,

(c)           any investment permitted under Section 6.04(iii), 6.04(iv), 6.04(v), 6.04(vi), 6.04(ix), 6.04(x), 6.04(xii), 6.04(xv), 6.04(xvii) or 6.04(xviii),

(d)           any Indebtedness permitted under Section 6.01,

(e)           any Restricted Payment permitted under Section 6.08,

(f)            any sale, transfer or disposition permitted under Section 6.05,

(g)           loans or advances to employees pursuant to Section 6.04,

(h)           any mergers, consolidations, liquidations or dissolutions permitted under Section 6.03,

(i)            any lease or sublease entered into between the Borrower or any Restricted Subsidiary, as lessee or sublessee, and any of the Affiliates (as of the Effective Date) of the Borrower or entity controlled by such Affiliates, as lessor or sublessor, which is approved in good faith by a majority of the disinterested members of the Board of Directors of the Borrower,

(j)            any management, transaction, monitoring or termination fees and related indemnities and reimbursement of expenses pursuant to the Sponsor Management Agreement as in effect on the Effective Date or as amended in a manner not materially adverse to the Lenders;

(k)           the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any Restricted Subsidiary in the ordinary course of business,

(l)            any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, employee benefit plans, stock options and stock ownership plans approved by the Borrower’s Board of Directors,

(m)          transactions pursuant to agreements set forth on Schedule 6.09 and any amendments thereto to the extent such amendments are not materially less favorable to the Borrower or such Subsidiary Loan Party than those provided for in the original agreements,

(n)           employment and severance arrangements entered into in the ordinary course of business and approved by the Borrower’s Board of Directors between a Parent, Holdings, the Borrower or any Restricted Subsidiary and any employee thereof, and

(o)           the Transactions, including all payments made or to be made in connection with the Transactions, including the payment of the Transaction Costs.

(p)           transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(q)           any issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower to Holdings;

(r)            payments by the Borrower or any of its Restricted Subsidiaries to the Sponsor and/or any of its Affiliates for any transaction for which financial advisory, financing, underwriting or placement services or in respect of other investment banking activities are provided to the Borrower or one of its Subsidiaries, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the disinterested members of the Board of Directors of the Borrower in good faith;

(s)           transactions with Restricted Subsidiaries that are not Qualified Restricted Subsidiaries, Non-Consolidated Entities, Unrestricted Subsidiaries, customers, suppliers, contractors, joint venture partners (including without limitation physicians) or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Agreement;

(t)            the existence of, or the performance by the Borrower or any Restricted Subsidiary of their obligations, if any, or obligations of Holdings under the terms of, any subscription, registration rights or stockholders agreement, partnership agreement, limited liability company agreement or similar agreement to which Holdings, the Borrower or any Restricted Subsidiary is a party as of the Effective Date and any similar agreements which the Borrower, any Restricted Subsidiary, Holdings or any other Parent may enter into thereafter; provided, however, that the entering into by the Borrower or any Restricted Subsidiary or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date will only be permitted by this clause to the extent that the terms of any such amendment or new agreement, taken as a whole, are not materially disadvantageous to the Lenders, as determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower;

(u)           [Reserved];

(v)           the entering into of any tax sharing agreement or arrangement;

(w)          the issuance of Equity Interests (other than Disqualified Equity Interests) in the Borrower or any Restricted Subsidiary for compensation purposes;

(x)            intellectual property licenses in the ordinary course of business;

(y)           transactions in which the Borrower or any Restricted Subsidiary delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the Board of Directors of the Borrower in good faith.

SECTION 6.10.            Restrictive Agreements.

(a)           Subject to clauses (b) through (e) below, the Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets securing the Obligations or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee the Obligations.

(b)           Section 6.10(a) shall not apply to restrictions and conditions (i) imposed by law or any regulatory authority or by any Loan Document, the Senior Secured Notes Documents, the Exchangeable PIK Notes Documents, the Existing Notes Documents or any document governing Indebtedness of a Foreign Subsidiary permitted to be incurred under this Agreement (provided that such restrictions shall apply only to such Foreign Subsidiary), (ii) existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension, renewal, amendment or modification, but only to the extent expanding the scope of, any such restriction or condition), (iii) contained in agreements relating to the sale of a Restricted Subsidiary or any other asset pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) imposed by any customary provisions restricting assignment of any agreement entered into the ordinary course of business, (v) imposed by any instrument or agreement governing Indebtedness of a Restricted Subsidiary acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any such Person, other than the Person or any of its Subsidiaries, so acquired (provided that such Indebtedness was permitted by Section 6.01 to be incurred), (vi) imposed by any instrument or agreement governing Indebtedness (x) of any Foreign Subsidiary and (y) of the Borrower or any Restricted Subsidiary that is incurred or issued subsequent to the Effective Date and is permitted pursuant to Section 6.01 (provided that the restrictions in such Indebtedness are not materially more restrictive in the aggregate than the restrictions contained in this Agreement, the Senior Secured Notes Documents, the Exchangeable PIK Notes Documents or the Existing Notes Documents or the Borrower’s Board of Directors determines in good faith that restrictions are not reasonably likely to have a materially adverse effect on the Borrower’s and/or the Subsidiary Loan Parties’ ability to make principal and interest payments on the Loans), (vii) consisting of Permitted Payment Restrictions, (viii) restrictions in the Sponsor Management Agreement that require the payment of management fees to the Borrower or one of its Restricted Subsidiaries prior to payment of dividends or distributions, (ix) customary provisions in joint venture and other similar agreements, including agreements related to the ownership and operation of surgical facilities, relating solely to such joint venture or facilities of the Persons who own Equity Interests therein and (x) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in any of the foregoing clauses; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole (as determined by the Borrower in good faith), than those restrictions contained in the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in the foregoing clauses above, as applicable prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(c)           Section 6.10(a)(i) shall not apply to (i) restrictions or conditions imposed by customary provisions in leases, subleases, licenses and sublicenses restricting the assignment thereof or (ii) any restrictions imposed by agreements or instruments governing Indebtedness or other obligations permitted to be secured pursuant to Section 6.02 and limited to the assets subject to thereto.

(d)           Section 6.10(a)(ii) shall not apply to customary provisions in joint venture agreements relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Equity Interests in such joint venture.

(e)           Section 6.10(a) shall not apply to reasonable and customary restrictions on distributions regarding timing, reserves, available cash and the like that are contained in the Organization Documents of joint ventures in effect on the date hereof and those hereafter entered into in the ordinary course of business of the Borrower and its Subsidiaries.

For the purposes of determining compliance with this covenant, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) a subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 6.11.            Amendment of Material Documents.  The Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any documentation governing any Subordinated Indebtedness.

SECTION 6.12.            Financial Performance Covenants.

(a)           Senior Secured Leverage Ratio.  The Borrower shall not permit the Senior Secured Leverage Ratio as of the last day of any fiscal quarter of the Borrower ending after the Effective Date to be greater than 6.00:1.00.

(b)           Consolidated Interest Coverage Ratio.  The Borrower shall not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of Borrower (i) ending after the Effective Date and on or prior to December 31, 2012, to be less than 1.625:1.00 and (ii) ending after December 31, 2012, to be less than 1.75:1.00.

SECTION 6.13.            Fiscal Year.  None of the Borrower or any Restricted Subsidiary will change its fiscal year-end to a date other than December 31 or its fiscal quarter-end dates to dates other than the last day of March, June, September and December.

SECTION 6.14.            Prepayments of Indebtedness.  None of the Borrower or any Restricted Subsidiary shall make (A) any payment or prepayment of principal on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness, except (i) any payment of principal at scheduled maturity, (ii) a refinancing thereof with Permitted Refinancing Indebtedness with respect to such Subordinated Indebtedness, (iii) to the extent, before and after giving effect thereto on a pro forma basis, the Senior Secured Leverage Ratio as of the last day of the most recent period for which financial statements shall have been required to be delivered pursuant to Section 5.01(a) or (b) (or if prior to the first time such financial statements are so required to be delivered, as of the last day of the most recent period in respect of which financial statements of the Borrower and its Restricted Subsidiaries are available) is less than 4.50 to 1.00, any such payment made from the Available Amount or (iv) any such payment made from Excluded Contributions or (B) any optional repurchase, redemption or other optional acquisition or retirement for value (each, an “Optional Repurchase”) of any of the Existing Notes or the Exchangeable PIK Notes, except, in the case of this clause (B), to the extent after giving effect thereto the Senior Secured Leverage Ratio shall be equal to or less than 4.5 to 1.0 for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available; provided that this clause (B) will not prohibit: (1) the Optional Repurchase of any Existing Notes or Exchangeable PIK Notes made in exchange for, or out of the proceeds of a substantially concurrent sale of, Permitted Refinancing Indebtedness in respect thereof or (2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Existing

Notes or Exchangeable PIK Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case within one year of the maturity of the Existing Notes or PIK Exchangeable Notes, as applicable; provided further nothing in this clause (B) shall prohibit the repurchase, redemption or other acquisition or retirement for value of Existing Notes or PIK Exchangeable Notes as required by the terms of the Existing Notes or the Exchangeable PIK Notes, as the case may be, including any repurchase required upon an Asset Sale or Change of Control (each as defined in the indenture governing the Existing Notes or PIK Exchangeable Notes, as applicable).

ARTICLE VII

Events of Default

SECTION 7.01.            Events of Default.  If any of the following events (any such event, an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           (i) the Borrower shall fail to pay any interest on any Loan or fees under Section 2.12 when and as the same shall become due and payable under this Agreement and such failure shall continue unremedied for a period of three Business Days or (ii) the Borrower shall fail to pay any other amount (other than an amount referred to in Section 7.01(a) and 7.01(b)(i)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Holdings and the Borrower), 5.11 or in Article VI;

(e)           the Borrower or any Subsidiary Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in Sections 7.01(a), (b) or (d)), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)            Holdings, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets (to the extent not prohibited under this Agreement);

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            Holdings, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any formal action for the purpose of effecting any of the foregoing;

(j)            Holdings, the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money (to the extent not paid or covered by insurance provided by a carrier that has not denied its obligation to pay such claim in writing) in an aggregate amount in excess of $10,000,000 shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $10,000,000 for all periods;

(m)          any Lien purported to be created under any Security Document shall cease to be a valid and perfected Lien on any material portion of the Collateral with the priority required by the applicable Security Document and the Intercreditor Agreement, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or as otherwise expressly permitted hereunder;

(n)           any Loan Document shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any party thereto;

(o)           the Guarantees of the Obligations by Holdings and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents) or shall be asserted by Holdings, the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(p)           a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in Section 7.01(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 7.01(h) or (i), the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02.            Borrower’s Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirement of the Financial Performance Covenants, follow ing the end of the fiscal quarter in which such failure occurs and until the expiration of the tenth day subsequent to the date on which financial statements with respect to the fiscal period for which such Financial Performance Covenant is being measured are required to be delivered pursuant to Section 5.01, Holdings shall have the right to issue its Qualified Equity Interests for cash (the “Cure Right”), and upon the receipt by the Borrower of cash (such amount of such cash being referred to as the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments:

(i)      Consolidated Adjusted EBITDA shall be increased, solely for the purpose of determining the existence of a Default or Event of Default under the Financial Performance Covenants with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)     if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenants (including for purposes of Section 4.02), the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement.

(b)           Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period of the Borrower there shall be a period of at least two fiscal quarters in which no Cure Right is made, (ii) no more than six Cure Rights shall be exercised during the term of this Agreement, (iii) all Cure Amounts shall be disregarded for purposes of determining any items in this Agreement (including basket sizes) dependent upon equity contributions, offerings or proceeds, (iv) the Cure Amount shall be no greater than the amount required to cause Borrower to be in compliance with the Financial Performance Covenants and (v) for purposes of measuring the Senior Secured Leverage Ratio, other than for purposes of calculating Consolidated Adjusted EBITDA as set forth in Section 7.02(a)(i), the Cure Amount shall not be deemed to have been received by Borrower or any Restricted Subsidiary prior to when it is actually received.

SECTION 7.03.            Exclusion of Immaterial Subsidiaries.  Solely for the purposes of determining whether an Event of Default has occurred under Section 7.01(h) or (i), any reference in any such clause to any Restricted Subsidiary shall be deemed to exclude any Restricted Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5% of the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis as of such day or have 5% of the total revenues of the Borrower and the Restricted Subsidiaries on a consolidated basis for the four fiscal quarter period ended on such day; provided that if it is necessary to exclude more than one Restricted Subsidiary from Section 7.01(h) or (i) pursuant to this Section 7.03 in order to avoid an Event of Default thereunder, all excluded Restricted Subsidiaries shall be considered to be a single consolidated Restricted Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

The Agents

SECTION 8.01.            The Agents.  Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  For purposes of this Article VIII, all references to the Administrative Agent shall be deemed to be references to both the Administrative Agent and the Collateral Agent.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05(j) and Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries

that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by the Administrative Agent.  The Administrative Agent and any such subagent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such subagent and to the Related Parties of each Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Each of the Lenders, the Issuing Banks and the Loan Parties agree that the Administrative Agent may, subject to Section 9.01(b), but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the Issuing Banks by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar secure electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”) and each of the Loan Parties agrees to make the Approved Electronic Communications available to the Administrative Agent in an acceptable soft copy or electronic format.

Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Issuing Banks and the Loan Parties acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Loan Parties and the

Issuing Banks hereby approve distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”.  None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform.  No warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, noninfringement of third party rights or freedom from viruses or other code defects) is made by the Agent Affiliates in connection with the Approved Electronic Communications or the Approved Electronic Platform.

Each of the Lenders, the Issuing Banks, and the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.  The Lenders identified in this Agreement as the Syndication Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders.  Without limiting the foregoing, neither Syndication Agent shall have or be deemed to have a fiduciary relationship with any Lender.

To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative

Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph.  The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all other obligations.  For the avoidance of doubt, the term “Lender” shall, for purposes of this paragraph, include any Issuing Bank.

ARTICLE IX

Miscellaneous

SECTION 9.01.            Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower, to:

Symbion, Inc.
40 Burton Hills Blvd.
Suite 500
Nashville, TN 37215
Attention:  Teresa F. Sparks, Chief Financial Officer
(Telecopy No. (615) 234-7994)

with a copy to:
Derek Bell, Assistant Vice President of Finance
(Telecopy No. (615) 234-5998);

with a copy (which shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN  37219
Attention: Robert L. Harris, Esq.
Facsimile: (615) 244-6804;

(ii)           if to the Administrative Agent, the Swingline Lender or the Collateral Agent, to:

Morgan Stanley Senior Funding, Inc.
Attention: Agency Team
1 Pierrepont Plaza, 7th Floor
Brooklyn, NY  11201
Telephone:  718-754-7422
Facsimile:  212-507-6680
Electronic mail:  msagency@morganstanley.com

(iii)          if to Morgan Stanley Senior Funding, Inc., in its capacity as an Issuing Bank, to:

Morgan Stanley Senior Funding, Inc.
Attention: Glenie Mathues
1300 Thames Street
Baltimore, MD 21231
Telephone:  443-627-6782
Facsimile:  646-731-9185
Electronic mail:  balt_lc@morganstanley.com

(iv)          if to any other Lender to it at its address (or telecopy number) set forth in its Administrative Questionnaire, and if to any other Issuing Bank, to such address as such Issuing Bank shall provide to the Administrative Agent in writing.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II or of a Default if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and provided that the Administrative Agent shall in any event also receive hard copies of the notices described in this proviso and, to the extent requested, any other documents delivered electronically under this Agreement.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of any required notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent (and, in the case of the Administrative Agent, by written notice to the Borrower).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given as follows:  notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier (with a send successful notice) shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

SECTION 9.02.            Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, any Issuing Bank, the Collateral Agent, the Swingline Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks, the Collateral Agent, the Swingline Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, the Collateral Agent, the Swingline Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Except as provided in Section 2.20 with respect to an Incremental Facility Amendment (or to give effect to any restatement of this Agreement, the substantive terms of which are otherwise permitted hereby), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (and/or, if party thereto, the Collateral Agent) and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall

(i)            increase the Revolving Commitment of any Lender without the written consent of such Lender,

(ii)           reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected (other than any waiver of default interest payable pursuant to Section 2.13(c)) thereby,

(iii)          postpone the final maturity of any Loan, the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby,

(iv)          change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v)           change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable),

(vi)          release Holdings or substantially all Subsidiary Loan Parties from their Guarantee under the Collateral Agreement (except as provided in Section 9.15 or in the Collateral Agreement) or limit liability of Holdings or of substantially all Subsidiary Loan Parties in respect of such Guarantee, without the written consent of each Lender,

(vii)         release all or substantially all the Collateral from the Liens of the Security Documents (except as provided in Section 9.15 or in the Collateral Agreement), without the written consent of each Lender,

(viii)        modify the definition of “Interest Period” to allow periods of more than twelve months without regard to the agreement of all participating Lenders, without the written consent of each Lender; or

(ix)           modify the provisions of the Intercreditor Agreement or any Loan Document relating to the order of application of proceeds of Collateral;

provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as applicable, (B) if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, omission, error, defect or inconsistency in any provision of the Loan Documents, then the Administrative Agent (or, if applicable, the Collateral Agent) and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days notice thereof and (C) any such agreement with respect to the Intercreditor Agreement shall only require the consent of any Loan Party to the extent set forth in the Intercreditor Agreement.  In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to Section 9.02(b)(viii), the consent of not less than a majority in interest of the outstanding Loans and unused Revolving Commitments) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(b) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, any assignee that is acceptable to the Administrative Agent shall have the right, with the Administrative Agent’s consent, to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender, all the Revolving Commitments and Revolving Exposure of such Non-Consenting Lender for an amount equal to the principal balance of all Revolving Loans (and funded participations in Swingline Loans and unreimbursed LC Disbursements) held by such Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (including amounts under Sections 2.15, 2.16 and 2.17) so long as such principal balance of all other Non-Consenting Lenders is similarly purchased, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).

SECTION 9.03.            Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Agents (plus one local counsel in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, in connection with the enforcement of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Administrative Agent, each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), and hold each Indemnitee harmless, from and against any and all losses, claims, damages, investigations, inquiries and liabilities (any of the foregoing, a “Proceeding”), whether brought or asserted by Borrower, Holdings, any creditor of any Loan Party or Subsidiary thereof or direct or indirect equityholder of Borrower or any other Person, and related documented out-of-pocket expenses, including the charges and disbursements of counsel incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or emanating from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or such litigation, claim, investigation or proceeding is brought by a third party or by the Borrower or its Affiliates, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such Proceeding or related expenses (x) are finally judicially determined by a non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such Indemnitee, (y) result from the presence or Release of Hazardous Materials or an Environmental Liability to the extent such presence, Release or Environmental Liability is caused by such Indemnitee or first occurs or first exists after completion of the foreclosure upon the Collateral, granting a deed-in-lieu of foreclosure with respect to the Collateral or similar transfer of title or possession of the Collateral or (z) are in connection with a proceeding that does not involve an act or omission by Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than an Agent or Arranger in its capacity as such); provided further that with respect to any Proceeding, the Borrower shall only be required to pay for the documented out-of-pocket fees, expenses and disbursements of (x) one counsel and (y) one local counsel in each relevant jurisdiction for all Indemnitees taken as a whole (plus, in the case that an Indemnitee has an actual or perceived conflict of interest with respect to such Proceeding and retains its own counsel therefor, the documented out-of-pocket fees, expenses and disbursements of (x) one additional counsel for such Indemnitee and (y) one local counsel in each relevant jurisdiction for such Indemnitee).  For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes other than Taxes that represent any Proceeding arising out of, in connection with, or as a result of any non-Tax claim.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, each Agent, each Issuing Bank or the Swingline Lender under Sections 9.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, such Agent, such Issuing Bank or the Swingline Lender, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, such Agent, such Issuing Bank or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures and unused Revolving Commitments at the time.

(d)           To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section 9.03 shall be payable not later than ten Business Days after written demand therefor.

SECTION 9.04.            Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) except in connection with any transaction permitted in accordance with Section 6.03(a)(i) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(1)           the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an

Event of Default under Section 7.01(a), (b), (h), (i) or (j) has occurred and is continuing, any other assignee;

(2)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(3)           the Issuing Banks and Swingline Lender, provided that no consent of the Issuing Banks or Swingline Lender shall be required for an assignment of all or any portion of a Loan or a Revolving Commitment to a Lender.

(ii)           Assignments shall be subject to the following conditions:

(1)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required (x) for an assignment by a Lender to an Approved Fund or an Affiliate of a Lender or (y) if an Event of Default has occurred and is continuing, and that contemporaneous assignments to Approved Funds related to the same Lender shall be aggregated when calculating such minimum assignment amounts;

(2)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Commitments or Loans;

(3)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that such fee shall not apply to assignments to or from any Arranger or one of its Affiliates; and

(4)           the assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For purposes of this Section 9.04(b):

“Approved Fund” means (a) a CLO and (b) any fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as any Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii)          Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          No assignments shall be made to Borrower or any Affiliate thereof.

(c)           (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities other than the Borrower or an Affiliate thereof (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes of this Agreement notwithstanding any notice to the contrary.  Subject to Section 9.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations of such Sections (including the documentation requirements of Section 2.17(e)) and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(i)            A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that the entitlement to any greater payment results from any change in any Requirement of Law after the participant becomes a Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(ii)           Any Lender may at any time pledge, assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge, assignment or grant to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge, assignment or grant of a security interest, provided that no such pledge, assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

SECTION 9.05.            Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall have independent significance and be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.            Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.            Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.            Right of Setoff.  If any Event of Default under Section 7.01(a) or (b) shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement then due and owing held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08.  The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.            Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the fullest extent permitted by laws, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c)           Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.            WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11.            Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.            Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower or any of their subsidiaries, provided that such source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 9.12.  For the purposes of this Section 9.12, the term “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.            Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.            USA Patriot Act.  Each Lender, each Agent and each Issuing Bank hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Person to identify the Borrower in accordance with the USA Patriot Act.

SECTION 9.15.            Release of Guarantee and Collateral.  Upon any sale or other transfer of any Loan Party or by any Loan Party of any Collateral that is permitted under this Agreement, or upon the effectiveness of any written consent to the release of any Guarantee or the security interest granted hereby in any Collateral pursuant to Section 9.02 of this Agreement, such Guarantee or the Mortgage or other security interest in such Collateral, as applicable, shall be automatically released and the Collateral Agent is authorized to, and shall, take any action to effect the foregoing, including, without limitation, executing and delivering to the Borrower, in recordable form, discharges and releases of such Guarantee or such Mortgage or other security interest; provided that the foregoing shall be at the Borrower’s expense and, if reasonably requested by the Collateral Agent, the Collateral Agent shall have received certification from the Borrower and applicable Loan Party that such transaction is permitted under this Agreement.

SECTION 9.16.            Absence of Fiduciary Duty; Arms-Length Transaction.  The Arrangers, the Agents, the Issuing Banks, the Swingline Lender and each Lender and their respective Affiliates may have economic interests that conflict with those of Holdings or the Borrower and may provide financing or other services to parties whose interests conflict with those of the Loan Parties. Each of Holdings and the Borrower agrees that the each of the Arrangers, the Agents, the Issuing Banks, the Swingline Lenders and the Lenders will act under this agreement as an independent contractor and that nothing in this Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Arrangers, the Agents, the Issuing Banks, the Swingline Lenders and the Lenders on the one hand and Holdings or the Borrower, or their respective management, stockholders or Affiliates on the other hand. Each of the Holdings and the Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and the other Loan Documents are arm’s-length commercial transactions between the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Banks and the Lenders, on the one hand, and Holdings and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Banks and the Lenders are each acting solely as a principal and not as a fiduciary of Holdings or the Borrower, its management, stockholders, creditors or any other Person, (iii) the Arrangers, the Agents, the Issuing Banks, the Swingline Lender and the Lenders have not assumed an advisory or fiduciary responsibility in favor of Holdings or the Borrower with respect to the Transactions or the process leading thereto (irrespective of whether the Arrangers, the Agents or any Lender or any of their respective Affiliates had advised or is currently advising Holdings or the Borrower on other matters) or any other obligation to Holdings or the Borrower except the obligations expressly set forth in this Agreement and the other Loan Documents and (iv) Holdings and the Borrower have consulted their own legal and financial advisors to they have deemed appropriate.

SECTION 9.17.            Intercreditor Agreement.  Each Lender, the Administrative Agent, the Swingline Lender and each Issuing Bank (on behalf of itself and any Secured Party that may be its Affiliate): (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) authorizes and instructs the Collateral Agent and/or the Administrative Agent to enter into the Intercreditor Agreement in their capacities as such on behalf of such Lender, Swingline Lender and such Issuing Bank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SYMBION, INC.,
as the Borrower

By:	/s/ Teresa F. Sparks
Name: Teresa F. Sparks
	Title:	Senior Vice President of Finance and Chief
Financial Officer

SYMBION HOLDINGS CORPORATION,
as Holdings

By:	/s/ Teresa F. Sparks
Name: Teresa F. Sparks
	Title:	Senior Vice President of Finance and Chief
Financial Officer

Credit Agreement Signature Page

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent

By:	/s/ Christy Silvester
Name: Christy Silvester
Title: Executive Director

MORGAN STANLEY BANK, N.A.,
as Issuing Bank, Swingline Lender and as a Lender

By:	/s/ Christy Silvester
Name: Christy Silvester
Title: Executive Director

Credit Agreement Signature Page

BARCLAYS BANK PLC,
as a Lender

By:	/s/ John Skrobe
Name: John Skrobe
Title: Managing Director

Credit Agreement Signature Page

JEFFERIES FINANCE LLC,
as a Lender

By:	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director

Credit Agreement Signature Page

SCHEDULES

TO THE

CREDIT AGREEMENT

DATED AS OF

JUNE 14, 2011

AMONG

SYMBION HOLDINGS CORPORATION,

AS HOLDINGS

SYMBION, INC.,

AS THE BORROWER

THE LENDERS PARTY HERETO FROM TIME TO TIME

MORGAN STANLEY SENIOR FUNDING, INC.,

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

MORGAN STANLEY BANK, N.A.,

AS SWINGLINE LENDER AND ISSUING BANK

AND

BARCLAYS CAPITAL AND

JEFFERIES FINANCE LLC,

AS CO-SYNDICATION AGENTS

MORGAN STANLEY SENIOR FUNDING, INC.,

BARCLAYS CAPITAL AND

JEFFERIES FINANCE LLC,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

SCHEDULE 1.01(c)

SPECIFIED SUBSIDIARIES

DeLand Surgery Center, Ltd.

Northstar Hospital, LLC

Orlando Surgery Center II, Ltd.

SMBI Northstar, LLC

Surgery Center of Hammond, L.L.C.

SCHEDULE 2.01

COMMITMENTS

Lender	Revolving Commitment
Morgan Stanley Bank, N.A.	$25,000,000.00
Barclays Bank PLC	$12,500,000.00
Jefferies Finance LLC	$12,500,000.00
Totals	$50,000,000.00

SCHEDULE 3.03

NO CONFLICTS

None.

SCHEDULE 3.05

REAL PROPERTY

SMBIMS Durango, LLC, 40 Burton Hills Blvd., Suite 500, Nashville, TN 37215, owns undeveloped land, Lot 3R, Rivergate Medical Center Lot 2-R Condominium Plat and Resubdivision of Lot 2& 3, Rivergate Planned Development, According to the Recorded Plat thereof filed for record July 21, 2005 under Reception No. 913882, County of La Plata, State of Colorado, Licensed to hospital.

SCHEDULE 3.06

LITIGATION

None.

SCHEDULE 3.12

SUBSIDIARIES

Current Legal Entities Owned	Loan Party, Qualified Restricted Subsidiary or Specified Subsidiary Record Owner	No. of Shares	Interest
BORROWER:
Symbion, Inc.	Symbion Holdings Corporation	1,000	100%
SUBSIDIARY LOAN PARTIES:
Ambulatory Resource Centres Investment Company, LLC	SymbionARC Management Services, Inc.	100	100%
Ambulatory Resource Centres of Florida, Inc.	ARC Financial Services Corporation	100	100%
Ambulatory Resource Centres of Massachusetts, Inc.	ARC Financial Services Corporation	100	100%
Ambulatory Resource Centres of Texas, Inc.	ARC Financial Services Corporation	1,000	100%
Ambulatory Resource Centres of Washington, Inc.	ARC Financial Services Corporation	100	100%
Ambulatory Resource Centres of Wilmington, Inc.	ARC Financial Services Corporation	100	100%
ARC Development Corporation	ARC Financial Services Corporation	1,000	100%
ARC Financial Services Corporation	Symbion Ambulatory Resource Centres, Inc.	1,000	100%
ASC of Hammond, Inc.	ARC Financial Services Corporation	1,000	100%
ASC of New Albany, LLC	SARC/Vincennes, Inc.	100	100%
Austin Surgical Holdings, LLC	PSC Development Company, LLC	1,000	100%
Houston PSC — I, Inc.	PSC Operating Company, LLC	1,000	100%
Lubbock SurgiCenter, Inc.	PSC Development Company, LLC	1,000	100%
MediSphere Health Partners Management of Tennessee, Inc.	Symbion Ambulatory Resource Centres, Inc.	1,000	100%
MediSphere Health Partners — Oklahoma City, Inc.	Symbion Ambulatory Resource Centres, Inc.	1,000	100%
NeoSpine Surgery, LLC	SymbionARC Management Services, Inc.	1,000	100%
NeoSpine Surgery of Nashville, LLC	NeoSpine Surgery, LLC	Not designated	100%
NeoSpine Surgery of Puyallup, LLC	NeoSpine Surgery, LLC	Not designated	100%
NSC Edmond, Inc.	Symbion Ambulatory Resource Centres, Inc.	1,000	100%
Physicians Surgical Care, Inc.	Symbion, Inc.	1,000	100%
Premier Ambulatory Surgery of Duncanville, Inc.	Symbion Ambulatory Resource Centres, Inc.	100	100%
PSC Development Company, LLC	Physicians Surgical Care, Inc.	50,000	100%
PSC Operating Company, LLC	Physicians Surgical Care, Inc.	1,000,000	100%
PSC of New York, L.L.C.	PSC Development Company, LLC	15,000	100%
Quahog Holding Company, LLC	ARC Financial Services Corporation	Not designated	100%
SARC/Asheville, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/Circleville, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/DeLand, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/Ft. Myers, Inc.	ARC Financial Services	1,000	100%

Current Legal Entities Owned	Loan Party, Qualified Restricted Subsidiary or Specified Subsidiary Record Owner	No. of Shares	Interest
	Corporation
SARC/FW, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/Georgia, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/Jacksonville, Inc.	ARC Financial Services Corporation	100	100%
SARC/Kent, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SARC/Knoxville, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/Largo, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/Largo Endoscopy, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/Metairie, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/Providence, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SARC/San Antonio, LLC	ARC Financial Services Corporation	1,000	100%
SARC/Savannah, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/St. Charles, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/Vincennes, Inc.	ARC Financial Services Corporation	1,000	100%
SARC/Worcester, Inc.	ARC Financial Services Corporation	1,000	100%
SMBI Gresham, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBI Havertown, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBI Idaho, LLC	UniPhy Healthcare of Maine I, Inc.	100	100%
SMBI Portsmouth, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBIMS Birmingham, Inc.	ARC Financial Services Corporation	1,000	100%
SMBIMS Durango, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBIMS Florida I, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBIMS Greenville, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBIMS Kirkwood, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBIMS Novi, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBIMS Orange City, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBIMS Steubenville, Inc.	ARC Financial Services Corporation	1,000	100%
SMBIMS Tuscaloosa, Inc.	ARC Financial Services Corporation	1,000	100%
SMBIMS Wichita, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBISS Beverly Hills, LLC	SymbionARC Management Services, Inc.	Not designated	100%

Current Legal Entities Owned	Loan Party, Qualified Restricted Subsidiary or Specified Subsidiary Record Owner	No. of Shares	Interest
SMBISS Chesterfield, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBISS Encino, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBISS Irvine, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SMBISS Thousand Oaks, LLC	SymbionARC Management Services, Inc.	Not designated	100%
SSC Provider Network, LLC	SymbionARC Management Services, Inc.	100	100%
SurgiCare of DeLand, Inc.	SARC/DeLand, Inc.	1,000	100%
Symbion Ambulatory Resource Centres, Inc.	Symbion, Inc.	1,000	100%
SymbionARC Management Services, Inc.	ARC Financial Services Corporation	100	100%
SymbionARC Support Services, LLC	SymbionARC Management Services, Inc.	Not designated	100%
Texarkana Surgery Center GP, Inc.	PSC Operating Company, LLC	1,000	100%
UniPhy Healthcare of Johnson City VI, LLC	Symbion, Inc.	1,000	100%
UniPhy Healthcare of Louisville, Inc.	Symbion, Inc.	1,000	100%
UniPhy Healthcare of Maine I, Inc.	Symbion, Inc.	1,000	100%
UniPhy Healthcare of Memphis I, LLC	UniPhy Healthcare of Memphis II, Inc.	Not designated	100%
UniPhy Healthcare of Memphis II, Inc.	Symbion, Inc.	1,000	100%
UniPhy Healthcare of Memphis III, LLC	Symbion Ambulatory Resource Centres, Inc.	Not designated	100%
UniPhy Healthcare of Memphis IV, LLC	Symbion Ambulatory Resource Centres, Inc.	Not designated	100%
VASC, Inc.	SARC/St. Charles, Inc.	1,000	100%
Village SurgiCenter, Inc.	PSC Development Company, LLC	1,000	100%
QUALIFIED RESTRICTED SUBSIDIARIES:
Majority-Owned Subsidiaries
Animas Surgical Hospital, LLC	SMBIMS Durango, LLC	148 Class B Units	65.49%
ARC of Bellingham, L.P.	Ambulatory Resource Centres of Washington, Inc. Ambulatory Resource Centres Investment Company, LLC	6 GP Units 245 LP Units	2% (GP) 81.67% (LP)
ARC of Georgia, LLC	ARC Development Corporation SARC/Georgia, Inc.	2 Class A 56 Class B	2% 56%
ARC Kentucky, LLC	SymbionARC Management Services, Inc. Symbion Ambulatory Resource Centres, Inc.	2 Units 59 Units	2% 59%
ARC Worcester Center, L.P.	Ambulatory Resource Centers of Massachusetts, Inc. Ambulatory Resource Centres Investment Company, LLC SARC/Worcester, Inc.	2 GP Units 56 LP Units 10 Units	1.67% (GP) 46.44% (LP) 8.32%
Bayside Endoscopy Center, LLC	SARC/Providence, LLC	750 Units	75%

Current Legal Entities Owned	Loan Party, Qualified Restricted Subsidiary or Specified Subsidiary Record Owner	No. of Shares	Interest
Birmingham Surgery Center, LLC	SMBIMS Birmingham, Inc.	59.67 Units	59.67%
Cape Coral Ambulatory Surgery Center, LLC	SMBIMS Florida I, LLC	65 Units	65%
Cape Coral Anesthesia Services, LLC	Cape Coral Ambulatory Surgery Center, LLC	Not designated	100%
CSS Services, LLC	The Center for Special Surgery, LLC	Not designated	100%
Chesterfield Spine Center, LLC	SMBISS Chesterfield, LLC	53.50 Units	53.50%
Cypress Surgery Center, LLC	SMBIMS Wichita, LLC	398.18 Units	53.59%
Jacksonville Beach Surgery Center, L.P.	SARC/Jacksonville, Inc. Ambulatory Resource Centres Investment Company, LLC	2 GP Units 73 LP Units	2.04% 74.49%
Largo Endoscopy Center, L.P.	SARC/Largo Endoscopy, Inc. Ambulatory Resource Centres Investment Company, LLC	2 GP Units 49 LP Units	2.22% (GP) 54.45% (LP)
Largo Surgery, LLC	SARC/Largo, Inc.	51 Class A Units	51%
NeoSpine Puyallup Spine Center, LLC	NeoSpine Surgery of Puyallup, LLC	Not designated	50%
NeoSpine Surgery of Bristol, LLC	NeoSpine Surgery, LLC	Not designated	56.18%
New Albany Outpatient Surgery, L.P.	ASC of New Albany, LLC	60 GP Units 8 LP Units	69.77% (GP) 9.30% (LP)
Northeast Baptist Surgery Center, LLC	SARC/San Antonio, LLC	225 Units	57.93%
Orthopaedic Surgery Center of Asheville, L.P.	SARC/Asheville, Inc. Ambulatory Resource Centres Investment Company, LLC	2 GP Units 57 LP Units	2% (GP) 57% (LP)
Physicians Medical Center, L.L.C.	PSC Operating Company, LLC	136.20 Units	53.34%
Pickaway Surgical Center, Ltd.	SARC/Circleville, Inc. Ambulatory Resource Centres Investment Company, LLC	47 Units 6 Units	50% 6.38%
Portsmouth, LLC	SMBI Portsmouth, LLC	75 Units	75% Class B
Recovery Care, L.P.	Valley Ambulatory Surgery Center, L.P.	Not designated	99.9% (LP)
Specialty Surgical Center of Encino, LLC	SMBISS Encino, LLC	832.07 Units	60.89% (Class B)
Specialty Surgical Center of Encino, L.P.	Specialty Surgical Center of Encino, LLC SMBISS Encino, LLC	Not designated	99% 1%
Specialty Surgical Center of Irvine, LLC	SMBISS Irvine, LLC	102.25 Units	50%
Specialty Surgical Center of Irvine, L.P.	Specialty Surgical Center of Irvine, LLC SMBISS Irvine, LLC.	Not designated	99% 1%
Surgery Center Partners, LLC	SMBIMS Kirkwood, LLC	555 Units	56.06%
Texarkana Surgery Center, L.P.	Texarkana Surgery Center GP, Inc.	116.74 Units	57.71%
The Center for Special Surgery, LLC	SMBIMS Greenville, LLC	77.5 Class B	77.5%
The Surgery Center, L.L.C.	SARC/Georgia, Inc.	64.92 Units	63.21%

Current Legal Entities Owned	Loan Party, Qualified Restricted Subsidiary or Specified Subsidiary Record Owner	No. of Shares	Interest
The Surgery Center of Ocala, LLC	Ambulatory Resource Centres Investment Company, LLC	Not designated	51%
Valley Medical Inn, L.P.	Valley Ambulatory Surgery Center, L.P. Recovery Care, L.P.	Not designated	99% 1%
Valley Surgical Center, Ltd.	SMBIMS Steubenville, Inc.	31 Units	57.62%
Village SurgiCenter, Limited Partnership	PSC Operating Company, LLC Village SurgiCenter, Inc.	69.77 Units 1 Unit	70.61% 1.01%
Wilmington Surgery Center, L.P.	Ambulatory Resource Centres of Wilmington, Inc. Ambulatory Resource Centres Investment Company, LLC	2 Units 73 Units	2% (GP) 73% (LP)
Minority-Owned Subsidiaries
Boulder Spine Center, LLC	NeoSpine Surgery, LLC	Not designated	41.47%
Bristol Spine Center, LLC	NeoSpine Surgery of Bristol, LLC	Not designated	66.61%
Central Austin Ambulatory Surgery Center, L.P.	Ambulatory Resource Centres Investment Company, LLC Ambulatory Resource Centres of Texas, Inc.	Not designated	43.09% 2.210%
CMMP Surgical Center, LLC	PSC Operating Company, LLC	Not designated	40%
DSC Anesthesia, LLC	Orange City Surgical, LLC	Not designated	100%
HMFW Surgery Center, L.P.	Ambulatory Resource Centres Investment Company, LLC SARC/FW, Inc.	Not designated	31.96% 2.06%
Honolulu Spine Center, LLC	NeoSpine Surgery, LLC	Not designated	35%
Kent, LLC	SARC/Kent, LLC	Not designated	45%
Mountain View Hospital, LLC	SMBI Idaho, LLC	Not designated	49.47%
Northstar Surgical Center, L.P.	Lubbock Surgicenter, Inc. PSC Development Company, LLC	Not designated	1.00% 43.68%
Orange City Surgical, LLC	SMBIMS Orange City, LLC	Not designated	34%

Current Legal Entities Owned	Loan Party, Qualified Restricted Subsidiary or Specified Subsidiary Record Owner	No. of Shares	Interest
Physicians Surgery Center, LLC	SARC/Ft. Myers, Inc.	Not designated	49.03%
PMCROS, L.L.C.	Physicians Medical Center, L.L.C.	Not designated	29.34%
South Shore Operating Company, L.L.C.	PSC Development Company, LLC PSC of New York, L.L.C.	191 Units 5 Units	38.98% 1.02%
Specialty Surgical Center, LLC	SMBISS Beverly Hills, LLC	Not designated	41.25%
Specialty Surgical Center of Beverly Hills, L.P.	Specialty Surgical Center, LLC SMBISS Beverly Hills, LLC	Not designated	99.235% 0.765%
Specialty Surgical Center of Thousand Oaks, L.P.	Specialty Surgical Center of Thousand Oaks, LLC SMBISS Thousand Oaks, LLC	Not designated	99% 1%
Surgery Center of Pennsylvania, LLC	SMBI Havertown, LLC	Not designated	48.84%
Surgical Hospital of Austin, L.P.	Austin Surgical Holdings, LLC	Not designated	41.74%
The Hand Surgery Center of Louisiana, L.P.	Ambulatory Resource Centres Investment Company, LLC SARC/Metairie, Inc.	Not designated	28.80% 1.20%
Valley Ambulatory Surgery Center, L.P.	VASC, Inc.	Not designated	40%
SPECIFIED SUBSIDIARIES:
DeLand Surgery Center, Ltd.	SurgiCare of Deland, Inc.	1,000	100%
Northstar Hospital, LLC	SMBI Northstar, LLC	1,000	100%
Orlando Surgery Center II, Ltd.	Ambulatory Resource Centres of Florida, Inc.	Not designated	100%
SMBI Northstar, LLC	SymbionARC Management Services, Inc.	Not designated	100%
Surgery Center of Hammond, L.L.C.	ASC of Hammond, Inc.	Not designated	100%

IMMATERIAL SUBSIDIARIES

ASC of Hammond, Inc.

DeLand Surgery Center, Ltd.

Houston PSC — I, Inc.

Northstar Hospital, LLC

NSC Edmond, Inc.

Orlando Surgery Center II, Ltd.

Premier Ambulatory Surgery of Duncanville, Inc.

SARC/DeLand, Inc.

SARC/Knoxville, Inc.

SARC/Savannah, Inc.

SMBI Northstar, LLC

SMBIMS Tuscaloosa, Inc.

Surgery Center of Hammond, L.L.C.

SurgiCare of DeLand, Inc.

UniPhy Healthcare of Johnson City VI, LLC

UniPhy Healthcare of Louisville, Inc.

SCHEDULE 5.01

WEBSITE ADDRESS

http://www.symbion.com/

SCHEDULE 6.01

EXISTING INDEBTEDNESS

1.                                       Capital Lease Agreement, dated 8/15/2008, between De Lage Landen Financial Services, Inc. (Lessor) and Specialty Surgical Center of Beverly Hills, LP (Lessee) (Balance as of March 31, 2011:  $8,845).

2.                                       Capital Lease Agreement, dated 1/12/2009, between De Lage Landen Financial Services, Inc. (Lessor) and Specialty Surgical Center, LLC (Lessee) (Balance as of March 31, 2011:  $62,244).

3.                                       Capital Lease Agreement, dated 3/3/2009, between Smith & Nephew Capital (Lessor) and Specialty Surgical Center of Beverly Hills, LP (Lessee) (Balance as of March 31, 2011:  $3,243).

4.                                       Capital Lease Agreement, dated 12/7/2006, between Olympus (Lessor) and Specialty Surgical Center of Beverly Hills, LP (Lessee) (Balance as of March 31, 2011:  $60,482).

5.                                       Capital Lease Agreement, dated 3/10/2008, between Key Equipment Finance, Inc. (Lessor) and Specialty Surgical Center of Encino, LLC (Lessee) (Balance as of March 31, 2011:  $50,289).

6.                                       Capital Lease Agreement, dated 4/16/2008, between De Lage Landen Financial Services, Inc. (Lessor) and Specialty Surgical Center of Encino, LLC (Lessee) (Balance as of March 31, 2011: $39,731).

7.                                       Capital Lease Agreement, dated 8/15/2008, between De Lage Landen Financial Services, Inc. (Lessor) and Specialty Surgical Center of Encino, LLC (Lessee) (Balance as of March 31, 2011: $17,839).

8.                                       Capital Lease Agreement, dated 8/15/2008, between De Lage Landen Financial Services, Inc. (Lessor) and Specialty Surgical Center of Encino, LLC (Lessee) (Balance as of March 31, 2011: $6,178).

9.                                       Capital Lease Agreement, dated 8/15/2008, between De Lage Landen Financial Services, Inc. (Lessor) and Specialty Surgical Center of Irvine, LP (Lessee) (Balance as of March 31, 2011: $20,353).

10.                                 Capital Lease Agreement, dated 9/11/2009, between Wells Fargo Equipment Finance, Inc. (Lessor) and Specialty Surgical Center of Irvine, LP (Lessee) (Balance as of March 31, 2011: $38,134).

11.                                 Capital Lease Agreement, dated 2/22/10, between Stryker (Lessor) and Specialty Surgical Center of Irvine, LP (Lessee) (Balance as of March 31, 2011: $65,353).

12.                                 Capital Lease Agreement, dated 6/15/2006, between Marcap Corporation (Lessor) and Symbion, Inc. (Lessee) on behalf of Honolulu Spine Center, LLC (Balance as of March 31, 2011: $1,501,946).

13.                                 Capital Lease Agreement, dated 12/19/2008, between Co Activ Capital Partners (Lessor) and Cypress Surgery Center, LLC (Lessee) (Balance as of March 31, 2011: $71,734).

14.                                Capital Lease Agreement, dated 12/3/2007, between Phillips Medical Capital (Lessor) and The Surgery Center of Hammond, L.L.C. (Lessee) (Balance as of March 31, 2011: $30,843).

15.                                 Capital Lease Agreement, dated 1/15/2010, between Wells Fargo Equipment Finance, Inc. (Lessor) and The Hand Surgery Center of Louisiana, LP (Lessee) (Balance as of March 31, 2011: $14,788).

16.                                 Capital Lease Agreement, dated 1/15/2010, between Wells Fargo Equipment Finance, Inc. (Lessor) and The Hand Surgery Center of Louisiana, LP (Lessee) (Balance as of March 31, 2011: $47,896).

17.                                 Capital Lease Agreement, dated 8/30/2010, between Stryker (Lessor) and The Hand Surgery Center of Louisiana, LP (Lessee) (Balance as of March 31, 2011: $18,475).

18.                                 Capital Lease Agreement, dated 11/8/2010, between Wells Fargo Equipment Finance, Inc. (Lessor) and Surgery Center of Pennsylvania, LLC (Lessee) (Balance as of March 31, 2011: $297,193).

19.                                 Capital Lease Agreement, dated 5/24/2006, LaSalle National Leasing Corporation. (Lessor) and Physicians Ambulatory Surgery Center (Lessee) (Balance as of March 31, 2011: $46,031).

20.                                 Capital Lease Agreement, dated 4/30/2008, De Lage Landen Financial Services, Inc.  (Lessor) and ARC of Georgia, LLC (Lessee) (Balance as of March 31, 2011: $6,989).

21.                                 Capital Lease Agreement, dated 9/1/2009, Wells Fargo Equipment Finance, Inc. (Lessor) and ARC of Georgia, LLC (Lessee) (Balance as of March 31, 2011: $56,286).

22.                                 Capital Lease Agreement, dated 9/8/2010, Wells Fargo Equipment Finance, Inc. (Lessor) and ARC of Georgia, LLC (Lessee) (Balance as of March 31, 2011: $35,722).

23.                                 Capital Lease Agreement, dated 12/9/2009, Olympus. (Lessor) and Wilmington Surgery Center, LP (Lessee) (Balance as of March 31, 2011: $167,495).

24.                                 Capital Lease Agreement, dated 6/1/2007, SunTrust Leasing Corp (Lessor) and Bristol Spine Center, LLC (Lessee) (Balance as of March 31, 2011: $2,267).

25.                                 Capital Lease Agreement, dated 10/8/2004, MarCap Corporation (Lessor) and Bristol Spine Center, LLC (Lessee) (Balance as of March 31, 2011: $129,286).

26.                                 Capital Lease Agreement, dated 5/4/2008, De Lage Landen Financial Services, Inc. (Lessor) and Jacksonville Beach Surgery Center, LP (Lessee) (Balance as of March 31, 2011: $71,343).

27.                                Capital Lease Agreement, dated 8/15/2008, De Lage Landen Financial Services, Inc. (Lessor) and Largo Surgery, LLC (Lessee) (Balance as of March 31, 2011: $68,143).

28.                                 Capital Lease Agreement, dated 10/1/2006, between LaSalle National Leasing Corporation (Lessor) and Largo Endoscopy Center, L.P. (Lessee)  (Balance as of March 31, 2011: $10,839).

29.                                 Capital Lease Agreement, dated 6/1/2007, between LaSalle National Leasing Corporation (Lessor) and Largo Endoscopy Center, L.P. (Lessee)  (Balance as of March 31, 2011 $16,103).

30.                                 Capital Lease Agreement, dated 7/31/2008, between Olympus (Lessor) and ARC Worcester Center, LP (Lessee)  (Balance as of March 31, 2011 $7,476).

31.                                 Capital Lease Agreement, dated 11/30/2008, between AMO PHACO Equipment (Lessor) and ARC Worcester Center, LP (Lessee) (Balance as of March 31, 2011 $74,704).

32.                                 Capital Lease Agreement, dated 10/1/2006, between LaSalle National Leasing Corporation (Lessor) and Village SurgiCenter, Limited Partnership. (Lessee) (Balance as of March 31, 2011: $22,717).

33.                                 Capital Lease Agreement, dated 9/11/2009, between Wells Fargo Equipment Finance, Inc (Lessor) and Village SurgiCenter, Limited Partnership (Lessee).  (Balance as of March 31, 2011: $73,822).

34.                                 Capital Lease Agreement, dated 1/15/2010, between Wells Fargo Equipment Finance, Inc (Lessor) and Village SurgiCenter, Limited Partnership. (Lessee)  (Balance as of March 31, 2011: $24,768).

35.                                 Capital Lease Agreement, dated 3/26/2008, between De Lage Landen Financial Services, Inc. (Lessor) and Bayside Endoscopy Center, LLC (Lessee) (Balance as of March 31, 2011: $266,989).

36.                                 Capital Lease Agreement, dated 9/31/2008, between Smith & Nephew Capital (Lessor) and Central Park Surgery Center (Lessee) (Balance as of March 31, 2011: $246,305).

37.                                 Capital Lease Agreement, dated 5/26/2010, between Smith & Nephew Capital (Lessor) and (Lessee) (Balance as of March 31, 2011: $8,717).

38.                                 Capital Lease Agreement, dated 6/8/2010 between Smith & Nephew Capital (Lessor) and Central Park Surgery Center (Lessee) (Balance as of March 31, 2011: $5,173).

39.                                 Capital Lease Agreement, dated 5/13/2008 between De Lage Landen Financial Services, Inc.  (Lessor) and Northeast Baptist Surgery Center, LLC (Lessee) (Balance as of March 31, 2011: $41,214).

40.                                Capital Lease Agreement, dated 6/24/2010 between Metropolitan Medical Serivces of NC, Inc. (Lessor) and Northeast Baptist Surgery Center, LLC (Lessee) (Balance as of March 31, 2011: $55,206).

41.                                 Notes Payable, dated 4/1/2008 between Synergy Bank (Lender) and Physicians Medical Center, LLC (Borrower) (Balance as of March 31, 2011: $2,293,589).

42.                                 Notes Payable, dated 7/15/2010 between Synergy Bank (Lender) and Physicians Medical Center, LLC (Borrower) (Balance as of March 31, 2011: $2,316,419).

43.                                 Notes Payable, dated 8/7/2008 between Synergy Bank (Lender) and PMCROS, L.L.C. (Borrower) (Balance as of March 31, 2011: $2,207,194).

44.                                 Notes Payable, dated 6/16/2009 between Synergy Bank (Lender) and PMCROS, L.L.C. (Borrower) (Balance as of March 31, 2011: $1,339,020).

45.                                 Notes Payable, dated 4/28/2008 between Key Equipment Finance, Inc. (Lender) and ARC Kentucky, LLC (Borrower) (Balance as of March 31, 2011: $1,454,727).

46.                                 Notes Payable, dated 7/22/2006 between SunTrust Bank (Lender) and Cape Coral Ambulatory Surgery Center, LLC (Borrower) (Balance as of March 31, 2011: $63,746).

47.                                 Notes Payable, dated 5/8/2008 between Key Equipment Finance, Inc. (Lender) and The Surgery Center of Ocala, LLC (Borrower) (Balance as of March 31, 2011: $141,009).

48.                                 Notes Payable, dated 9/22/2008 between GE Capital Commercial, Inc. (Lender) and Orange City Surgical, LLC (Borrower) (Balance as of March 31, 2011: $2,831,801).

49.                                 Notes Payable, dated 11/1/2010 between Michael C. McManus. (Lender) and Animas Surgical Hospital, LLC (Borrower) (Balance as of March 31, 2011: $169,475).

50.                                 Notes Payable, dated 2/22/2008 between Key Equipment Finance, Inc. (Lender) and Village Surgicenter, LP (Borrower) (Balance as of March 31, 2011: $92,173).

51.                                 Notes Payable, dated 5/1/2009 between BNG Investments, LLC. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $6,225).

52.                                 Notes Payable, dated 5/1/2009 between M. Scott Haydon, M.D. (Lender) and ) Surgical Hospital of Austin, LP (Borrower (Balance as of March 31, 2011: $12,449).

53.                                 Notes Payable, dated 5/1/2009 between J. Brannan Smoot (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

54.                                 Notes Payable, dated 5/1/2009 between Edwin R. Buster III (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $6,225).

55.                                 Notes Payable, dated 5/1/2009 between Stephen M. Pearce (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $6,225).

56.                                 Notes Payable, dated 5/1/2009 between Fred Wilder, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

57.                                 Notes Payable, dated 5/1/2009 between John Charles (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $6,225).

58.                                 Notes Payable, dated 5/1/2009 between C. Bruce Malone III, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $6,225).

59.                                 Notes Payable, dated 5/1/2009 between John Abikhaled, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

60.                                 Notes Payable, dated 5/1/2009 between Jeffrey T. Meynig, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

61.                                 Notes Payable dated 5/1/2009 between Windler Family Partners, LTD (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

62.                                 Notes Payable, dated 5/1/2009 between Breazeale Partners LTD (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

63.                                 Notes Payable, dated 5/1/2009 between Cunningham Family Partners LTD (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

64.                                 Notes Payable, dated 5/1/2009 between Elenz Family Partnership LTD (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

65.                                 Notes Payable, dated 5/1/2009 between Robert L. Clement, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

66.                                 Notes Payable, dated 5/1/2009 between Kurt W. Von Ruden, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

67.                                 Notes Payable, dated 5/1/2009 between Kelly Martinez, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $6,225).

68.                                 Notes Payable, dated 5/1/2009 between Peter M. Garcia, Jr. M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

69.                                 Notes Payable, dated 5/1/2009 between Tim L. Faulkenberry, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

70.                                Notes Payable, dated 5/1/2009 between Mark R. Sherrod, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

71.                                 Notes Payable, dated 5/1/2009 between Paula Oliver, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

72.                                 Notes Payable, dated 5/1/2009 between Alan Fuller (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

73.                                 Notes Payable, dated 5/1/2009 between Bridget Brady, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $12,449).

74.                                 Notes Payable, dated 5/1/2009 between Fass Surgical Partnership, LLC (Lender) and Symbion, Inc. (Borrower) (Balance as of March 31, 2011: $12,449).

75.                                 Notes Payable, dated 5/1/2009 between Jim B. Fernandez, M.D. (Lender) and Surgical Hospital of Austin, LP (Borrower) on behalf of Surgical Hospital of Austin, LP (Balance as of March 31, 2011: $6,225).

76.                                 Notes Payable, dated 5/1/2009 between CSG Realty Group #5, LLC (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $18,674).

77.                                 Notes Payable, dated 5/1/2009 between Dr. Sashidhar V. Ganta (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $24,869).

78.                                 Notes Payable, dated 5/1/2009 between Dr. Souhail Asfouri (Lender) and Surgical Hospital of Austin, LP (Borrower) (Balance as of March 31, 2011: $6,225).

79.                                 Notes Payable, dated 11/30/2010 between Covidien (Lender) and HMFW Surgery Center LP (Borrower) (Balance as of March 31, 2011: $24,703).

80.                                 Notes Payable, dated 4/17/2008 between BANCORPSOUTH Bank (Lender) and Texarkana Surgery Center LP (Borrower) (Balance as of March 31, 2011: $115,954).

81.                                 Notes Payable, dated 4/23/2010 between The Bank of Commerce - Eastside. (Lender) and Mountain View Hospital, LLC (Borrower) (Balance as of March 31, 2011: $3,521,665).

82.                                 Notes Payable, dated 4/17/2009 between Bank of Idaho. (Lender) and Mountain View Hospital, LLC (Borrower) (Balance as of March 31, 2011: $1,096,766).

83.                                 Notes Payable, dated 3/4/2008 between Bank of Idaho. (Lender) and Mountain View Hospital, LLC (Borrower) (Balance as of March 31, 2011: $287,732).

84.                                 Notes Payable, dated 3/16/2010 between Key Equipment Finance, Inc. (Lender) and Mountain View Hospital, LLC (Borrower) (Balance as of March 31, 2011: $1,544,881).

85.                                 Notes Payable, dated 9/8/2010 between The Bank of Commerce - Eastside (Lender) and Mountain View Hospital, LLC (Borrower) (Balance as of March 31, 2011: $199,312).

EXISTING GUARANTEES OF INDEBTEDNESS

1.                                       Guarantee of Cape Coral Ambulatory Surgery Center, LLC by SMBIMS Florida I, LLC in the amount of $63,746 (as of March 31, 2011) as set forth in Loan and Security Agreement, dated 7/22/2006, between SunTrust Bank (Lender) and Cape Coral Ambulatory Surgery Center, LLC (Borrower).

2.                                       Guarantee of The Surgery Center of Ocala, LLC by Ambulatory Resource Centres Investment Company, Inc.  in the amount of $141,009 (as of March 31, 2011) as set forth in Loan and Security Agreement, dated 5/8/2008, between Key Equipment Finance, Inc. (Lender) and The Surgery Center of Ocala, LLC (Borrower).

3.                                       Guarantee of Orange City Surgical, LLC by SMBIMS Orange City, LLC  in the amount of $2,831,801 (as of March 31, 2011) as set forth in Loan and Security Agreement, dated 9/22/2008, between GE Capital Commercial, Inc. (Lender) and Orange City Surgical, LLC (Borrower).

4.                                       Guarantee of ARC Kentucky, LLC by Symbion Ambulatory Resource Centres, Inc. in the amount of $1,454,727 (as of March 31, 2011) as set forth in Loan and Security Agreement, dated 4/28/2008, between Key Equipment Finance, Inc. (Lender) and ARC Kentucky, LLC (Borrower).

5.                                       Guarantee of PMCROS, L.L.C. by PSC Operating Company, LLC in the amount of $647,591 (as of March 31, 2011) as set forth in Loan and Security Agreement, dated 8/7/2008, between Synergy Bank (Lender) and PMCROS, L.L.C. (Borrower).

6.                                       Guarantee of PMCROS, L.L.C. by PSC Operating Company, L.L.C. in the amount of $392,868 (as of March 31, 2011) as set forth in Loan and Security Agreement, dated 6/16/2009, between Synergy Bank (Lender) and PMCROS, L.L.C. (Borrower).

7.                                       Guarantee of Village SurgiCenter, Limited Partnership by PSC Operating Company, LLC in the amount of $92,173 (as of March 31, 2011) as set forth in Loan and Security Agreement, dated  2/22/2008, between Key Equipment Finance, Inc. (Lender) and Village SurgiCenter, Limited Partnership (Borrower).

8.                                       Guarantee of Specialty Surgical Center of Encino, LLC by SMBISS Encino, LLC in the amount of $50,289 (as of March 31, 2011) as set forth in Loan and Security Agreement, dated 3/10/2008, between Key Equipment Finance, Inc. (Lender) and Specialty Surgical Center of Encino, LLC (Borrower).

9.                                       Guarantee of Honolulu Spine Center, LLC by Symbion, Inc. in the amount of $600,000 (as of March 31, 2011) as set forth in Secured Promissory Note, dated 12/6/2010, between Tygris Asset Finance, Inc. (Lender) and Honolulu Spine Center, LLC (Borrower).

10.                                 Guarantee of Bristol Spine Center, LLC by Symbion, Inc. in the amount of $129,286 (as of March 31, 2011) as set forth in Secured Promissory Note, dated 7/20/ 2010, between Tygris Asset Finance, Inc. (Lender) and Bristol Spine Center, LLC (Borrower).

11.                                 Guarantee of Mountain View Hospital, LLC by SMBI Idaho, LLC in the amount of $3,521,665 (as of March 31, 2011) as set forth in Loan and Security Agreement, dated 4/23/2010, between The Bank of Commerce - Eastside (Lender) and Mountain View Hospital, LLC (Borrower).

12.                                 Guarantee of Mountain View Hospital, LLC by SMBI Idaho, LLC in the amount of $199,312 (as of March 31, 2011) as set forth in Loan and Security Agreement, dated 9/8/2010, between The Bank of Commerce - Eastside (Lender) and Mountain View Hospital, LLC (Borrower).

13.                                 Guarantee of Mountain View Hospital, LLC by SMBI Idaho, LLC in the amount of $7,800,000 (as of March 31, 2011) as set forth in Loan and Security Agreement, dated 4/23/2010, between The Bank of Commerce - Eastside (Lender) and Mountain View Hospital, LLC (Borrower).

SCHEDULE 6.02

EXISTING LIENS

a)             Any Liens created prior to the Effective Date in connection with the items listed under items 1 through 40 under the heading “Existing Indebtedness” set forth in Schedule 6.01 to the extent (1) such Lien does not apply to any property or asset of the Borrower, Holdings or a Subsidiary Loan Party (2) such Lien is in favor of the Person providing such financing, (3) such Lien extends only to the assets or property financed with such financing and (4) the amount secured by such Lien is not greater than the amount of Indebtedness under such capital lease as of the Effective Date.

b)             Any Liens created prior to the Effective Date in connection with items 40 through 86 under the headings “Existing Indebtedness” or “Existing Guarantees of Indebtedness” set forth in Schedule 6.01, in each case to the extent (1) such Lien does not apply to any property or asset of the Borrower, Holdings or a Subsidiary Loan Party, (2) such Lien shall secure only the Indebtedness set forth in such item pursuant to the applicable agreement listed in such item and (3) the amount secured by such Lien is not greater than the amount of Indebtedness under such promissory note as of the Effective Date.

c)             The following Liens:

Debtor:  Symbion, Inc.

Search Type	Jurisdiction	Result	Date of Filing	Filing Number	Secured Party	Collateral
	DE SOS	UCC-1	01/04/2005	50020660	The Fifth Third Leasing Company	Surgical Equipment
	DE SOS	UCC-3 Amendment (S.P.)	05/01/2007	2007 1630192	The Fifth Third Leasing Company	Surgical Equipment
	DE SOS	UCC-3 Continuation	07/08/2009	2009 2187968	The Fifth Third Leasing Company	Surgical Equipment
	DE SOS	UCC-1	01/04/2005	50021213	The Fifth Third Leasing Company	Medical Equipment
	DE SOS	UCC-3 Amendment (S.P.)	05/01/2007	2007 1630184	The Fifth Third Leasing Company	Medical Equipment
	DE SOS	UCC-3	07/08/2009	2009 2188024	Fifth Third Bank,	Medical Equipment

	Continuation			N.A.
DE SOS	UCC-1	04/04/2005	51017459	Fifth Third Bank, (Tennessee)	Medical equipment
DE SOS	UCC-3 Amendment	09/15/2005	52854967	Fifth Third Bank, (Tennessee)	Restated collateral
DE SOS	UCC-3 Amendment	09/16/2005	52952662	Fifth Third Bank, (Tennessee)	Restated collateral
DE SOS	UCC-3 Continuation	11/13/2009	2009 3649248	Fifth Third Bank, (Tennessee)	Restated collateral
DE SOS	UCC-1	04/04/2005	51018051	Fifth Third Bank, (Tennessee)	Medical equipment
DE SOS	UCC-3 Continuation	11/13/2009	2009 3658140	Fifth Third Bank, (Tennessee)	Medical equipment
DE SOS	UCC-1	08/18/2006	62886307	LaSalle National Leasing Corporation	Medical equipment
DE SOS	UCC-1	08/18/2006	62886372	LaSalle National Leasing Corporation	Medical equipment
DE SOS	UCC-1	10/06/2006	63466604	LaSalle National Leasing Corporation	Medical equipment
DE SOS	UCC-1	05/04/2007	2007 1682789	LaSalle National Leasing Corporation	Medical equipment
DE SOS	UCC-1	05/04/2007	2007 1682797	LaSalle National Leasing Corporation	Medical equipment
DE SOS	UCC-1	05/04/2007	2007 1682805	LaSalle National Leasing Corporation	Medical equipment
DE SOS	UCC-1	07/17/2007	2007 2691391	LaSalle National Leasing Corporation	Medical equipment
DE SOS	UCC-1	03/14/2008	2008 0908309	Winthrop Resources Corporation	Equipment
DE SOS	UCC-1	04/09/2008	2008 1251188	US Bancorp	Equipment

DE SOS	UCC-1	04/23/2008	2008 1418936	Alcon Laboratories, Inc.	Equipment
DE SOS	UCC-1	09/29/2008	2008 3290721	Winthrop Resources Corporation	Equipment
DE SOS	UCC-1	09/29/2008	2008 3297916	US Bancorp	Equipment
DE SOS	UCC-1	11/08/2008	2008 3749882	US Bancorp	Equipment
DE SOS	UCC-1	04/30/2009	2009 1365326	Winthrop Resources Corporation	Equipment
DE SOS	UCC-3 Amendment	04/30/2009	2010 0924286	Winthrop Resources Corporation	Equipment
DE SOS	UCC-1	02/22/2010	2010 0572507	Johnson & Johnson Financial Corporation	Equipment
DE SOS	UCC-1	03/17/2010	2010 0906499	Winthrop Resources Corporation	Equipment

Debtor:  DeLand Surgery Center, Ltd.

Search Type	Jurisdiction	Result	Date of Filing	Filing Number	Secured Party	Collateral
	FL SOS	UCC-1	02/27/2002	200200477070	U.S. Bank Trust N.A., as Custodian or Trustee and DVI Financial Services, Inc.	Equipment
	FL SOS	UCC-3 Continuation	10/02/2006	20060378835X	U.S. Bank Trust N.A., as Custodian or Trustee and DVI Financial Services, Inc.	Equipment

FL SOS	UCC-1	02/27/2002	200200477089	U.S. Bank Trust N.A.,as Custodian or Trustee and DVI Financial Services, Inc.	Equipment
FL SOS	UCC-3 Continuation	10/02/2006	200603788341	U.S. Bank Trust N.A.,as Custodian or Trustee and DVI Financial Services, Inc.	Equipment
FL SOS	UCC-1	10/26/2007	200706867333	US Bancorp	Equipment

Debtor:  Orlando Surgery Center II, Ltd.

Search Type	Jurisdiction	Result	Date of Filing	Filing Number	Secured Party	Collateral
	FL SOS	UCC-1	10/26/2006	2006 03882968	US Bancorp	Equipment
	FL SOS	UCC-1	09/16/2008	2008 09167741	De Lage Landen Financial Services Inc	Equipment

Debtor:  Symbion Ambulatory Resource Centres, Inc.

Search Type	Jurisdiction	Result	Date of Filing	Filing Number	Secured Party	Collateral
	TN, Davidson County	UCC-1	10/7/2008	108-031017	Smith & Nephew Capital	Medical Equipment
	TN, Davidson County	Amendment amending Debtor’s Name	07/27/2009	209-041055	Smith & Nephew Capital	Medical Equipment
	TN, Davidson County	UCC-1	04/5/2007	207-057714	Smith & Nephew Capital	Medical Equipment
	TN, Davidson County	Amendment to change Secured	06/06/2007	107-028822	Smith & Nephew Capital to First Security Bank	Medical Equipment

Party

Debtor:  Village SurgiCenter, Inc.

Search Type	Jurisdiction	Result	Date of Filing	Filing Number	Secured Party	Collateral
	DE SOS	UCC-1	01/05/2010	2010 0028450	Stryker Sales Corporation	Equipment

SCHEDULE 6.04

EXISTING INVESTMENTS

1.                                       Investment made by SMBISS Thousand Oaks, LLC in Specialty Surgical Center of Thousand Oaks, LLC in the amount of $336,598, as of March 31, 2011.

2.                                       Investment made by SMBISS Thousand Oaks, LLC in Specialty Surgical Center of Thousand Oaks, LP in the amount of $394,850, as of March 31, 2011.

3.                                       Investment made by SMBIMS Novi, LLC in Novi Surgery Center, LLC in the amount of $2,994,437, as of March 31, 2011.

4.                                       Investment made by MediSphere Health Partners — Oklahoma City, Inc. in Lakeside Women’s Center of Oklahoma City, L.L.C. in the amount of $4,969,401, as of March 31, 2011.

5.                                       Investment made by Symbion Ambulatory Resource Centres, Inc. in Ambulatory Surgery Center of Cool Springs, LLC in the amount of $1,129,361, as of March 31, 2011.

6.                                       Investment made by NeoSpine Surgery of Nashville, LLC in Premier Orthopaedic Surgery Center, LLC in the amount of $679,155, as of March 31, 2011.

7.                                       Intercompany loan by ARC Financial Services Corporation to Gresham Station Surgery, LLC in the amount of $400,000.00.

8.                                       Intercompany loan by ARC Financial Services Corporation to Novi Surgery Center, LLC in the amount of $98,000.00.

9.                                       Intercompany loan by ARC Financial Services Corporation to Novi Surgery Center, LLC in the amount of $625,000.00.

10.                                 Intercompany loan by ARC Financial Services Corporation to Novi Surgery Center, LLC in the amount of $500,000.00.

11.                                 Intercompany loan by ARC Financial Services Corporation to Novi Surgery Center, LLC in the amount of $580,381.88.

12.                                 Intercompany loan by ARC Financial Services Corporation to Novi Surgery Center, LLC in the amount of $45,000.00.

13.                                 Intercompany loan by ARC Financial Services Corporation to Specialty Surgical Center of Thousand Oaks, LLC in the amount of $1,000,000.00.

SCHEDULE 6.05

SALES, TRANSFERS AND DISPOSITIONS

None.

SCHEDULE 6.08

OUTSTANDING WARRANTS

None.

SCHEDULE 6.09

EXISTING TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 6.10

EXISTING RESTRICTIONS

None.